                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       The Securities Exchange Act of 1934

Filed by the Registrant |X|     |_| Confidential, for Use of the Commission Only
                                    (as permitted by Rule 14a-6(e)(2))

Filed by a party other than the Registrant |_|

Check the appropriate box:

|X|  Preliminary Proxy Statement
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                                   FVNB CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      |_|   No fee required.

      |X| Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

                                  Common Stock
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      (2)   Aggregate number of securities to which transaction applies:

                                     375,000
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      (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                 $45.00, which is the per share price to be paid
             in the transaction subject to this Schedule 14A filing
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      (4)   Proposed maximum aggregate value of transaction:

                                   $16,875,000
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      (5)   Total fee paid:

                                     $3,375
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

      |_| Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount previously paid:

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      (2)   Form, Schedule or Registration Statement No.:

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      (3)   Filing Party:

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      (4)   Date Filed:

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

                                   FVNB Corp.
                          101 S. Main Street, Suite 508
                                 P. O. Box 1338
                              Victoria, Texas 77902
                                 (361) 573-6321

                               ____________, 2001

Dear Shareholder:

      You are cordially invited to attend the 2001 Annual Meeting of Shareholders of FVNB Corp., which will be held on _____________, 2001 at ____ __.m., local time, at the offices of the First Victoria National Bank at 101 S. Main Street, DeLeon Plaza, Victoria, Texas.

      The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement address the formal business of the meeting. The formal business schedule includes a proposal to approve and adopt an Agreement and Plan of Merger pursuant to which FVNB shareholders holding fewer than 2,000 shares would receive cash in exchange for their shares, as well as the election of eleven
(11) directors to serve until the next Annual Meeting of Shareholders and the approval of the firm of KPMG LLP as the independent public accountants of FVNB for the current fiscal year.

      THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF FVNB AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT. THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS (2/3) OF THE OUTSTANDING SHARES OF FVNB'S COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN YOUR ENCLOSED PROXY AS SOON AS POSSIBLE IN THE PRE-ADDRESSED AND STAMPED ENVELOPE SUPPLIED FOR YOUR CONVENIENCE.

      We urge you to carefully review the enclosed Proxy Statement that describes the Agreement and Plan of Merger proposal in detail. Again, your Board of Directors strongly recommends that you vote FOR the proposal.

      On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                            Sincerely,

                                            David M. Gaddis,
                                            President and
                                            Chief Executive Officer

                                   FVNB Corp.
                          101 S. Main Street, Suite 508
                                 P. O. Box 1338
                              Victoria, Texas 77902
                                 (361) 573-6321

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD _______, 2001

TO OUR SHAREHOLDERS:

      The Annual Meeting of Shareholders of FVNB Corp., a Texas corporation ("FVNB"), will be held at the offices of the First Victoria National Bank at 101
S. Main Street, DeLeon Plaza, Victoria, Texas at _____ _.m., local time, on ________, _______, 2001, for the following purposes:

      (1) To approve the Agreement and Plan of Merger dated as of April 19, 2001, by and between FVNB and FVNB Merger Corp., a Texas corporation and wholly-owned subsidiary of FVNB ("Merger Subsidiary"), pursuant to which Merger Subsidiary will merge with and into FVNB with FVNB being the surviving corporation (the "Merger"), and each of the transactions contemplated thereby, including, without limitation, the Merger;

      (2) To elect eleven (11) directors to serve until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified;

      (3) To approve the appointment by the Board of Directors of the firm of KPMG LLP as the independent public accountants of FVNB for the current fiscal year; and

      (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

      Only holders of record of FVNB common stock, par value $.01 per share, at the close of business on April 23, 2001 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of April 23, 2001, there were 2,372,892 shares of FVNB common stock outstanding. The accompanying Proxy Statement is dated ________, 2001, and is being first mailed to shareholders on or about _____________, 2001.

      Shareholders are cordially invited to attend the meeting in person. Whether planning to attend the meeting or not, shareholders are urged to complete, date and sign the enclosed Proxy and to return it promptly. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by delivering to Dana K. Fowler, Secretary, 101 S. Main Street, Suite 508, P. O. Box 1338, Victoria, Texas 77902, a written notice of revocation bearing a later date than the Proxy, by duly executing and delivering to the Secretary a subsequently dated Proxy relating to the same shares or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy). The enclosed, addressed envelope requires no postage if mailed in the United States.

                                    By order of the Board of Directors,

___________, 2001                   Dana K. Fowler
                                    Secretary

                             YOUR VOTE IS IMPORTANT

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----
Certain Definitions.........................................................................................       1
Summary Term Sheet..........................................................................................       1
Questions and Answers About the Meeting.....................................................................       5
Questions and Answers About the Merger......................................................................       7
Summary Financial Information...............................................................................       9
Statement Regarding Forward-Looking Information.............................................................      12
Introduction................................................................................................      13
Special Factors.............................................................................................      15
      Background of the Merger Proposal.....................................................................      15
      The Effects of the Merger.............................................................................      18
      Potential Detriments of the Merger Proposal to Shareholders; Accretion in Ownership
       and Control of Certain Shareholders .................................................................      19
      Financial Effects of the Merger; Financing of the Merger..............................................      20
      Pro Forma Consolidated Financial Statements...........................................................      22
      Certain U.S. Federal Income Tax Consequences..........................................................      26
      Recommendation of the Board of Directors; Fairness of the Merger Proposal.............................      28
      Conduct of FVNB's Business after the Merger...........................................................      30
      Valuation and Opinions of Financial Advisors..........................................................      32
Security Ownership of Certain Beneficial Owners and Management..............................................      43
Proposal One - Approval of the Merger Agreement.............................................................      45
      Summary...............................................................................................      45
      Reasons for the Merger................................................................................      48
      Effect of the Merger Proposal on FVNB Shareholders....................................................      49
      Effect of the Merger Proposal on FVNB.................................................................      50
      Exchange and Payment Procedures.......................................................................      51
      Dissenters' and Appraisal Rights......................................................................      51
      Interests of Officers and Directors in the Merger.....................................................      54
      Fees and Expenses.....................................................................................      54
      Regulatory Requirements...............................................................................      54
      The Merger Agreement..................................................................................      55
      Dividend Policies.....................................................................................      59
Selected Historical Financial Data..........................................................................      60
Proposal Two - Election of Directors........................................................................      61
Section 16(a) Beneficial Ownership Reporting................................................................      63
Meetings and Committees of the Board of Directors...........................................................      64
Executive Officers..........................................................................................      65
Executive Compensation and Related Information..............................................................      66
Certain Relationships and Related Transactions..............................................................      72
Proposal Three - Appointment of Independent Public Accountants..............................................      73
Shareholder Proposals.......................................................................................      73
Other Matters...............................................................................................      74
Where you can Find More Information.........................................................................      74
Additional Documents and Other Information Incorporated by Reference........................................      74

Agreement and Plan of Merger................................................................................  Annex A
Opinion of The Bank Advisory Group..........................................................................  Annex B
Opinion of Morgan Keegan & Company, Inc.....................................................................  Annex C
Articles 5.11-5.13 of the Texas Business Corporation Act....................................................  Annex D
Charter of Audit Committee..................................................................................  Annex E

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                               CERTAIN DEFINITIONS

            As used in this proxy statement, "FVNB," "we," "our," "ours," "us" and the "Company" refer to FVNB Corp. and all of its subsidiaries, "merger subsidiary" refers to FVNB Merger Corp., and "merger agreement" refers to the Agreement and Plan of Merger dated as of April 19, 2001, by and between FVNB and merger subsidiary.

                               SUMMARY TERM SHEET

            The following summary term sheet, together with the "Questions and Answers About the Meeting" and "Questions and Answers About the Merger" following this summary term sheet, highlight selected information from the proxy statement about our proposed merger and the annual meeting. This summary term sheet and the question and answer sections may not contain all of the information that is important to you. To better understand and for a more complete description of the merger and the other matters on which you will vote, you should carefully read this entire document and all of its annexes before you vote. For your convenience, we have directed your attention in parentheses to the location in this proxy statement where you can find a more complete discussion of each item listed below.

The Merger

      The Merger Agreement. (Page 55)

            On April 19 2001, we signed the merger agreement, under which merger subsidiary, a newly-formed subsidiary of FVNB, would merge with FVNB. Under the terms of the merger agreement, if the merger is completed:

            o FVNB shareholders holding fewer than 2,000 shares of FVNB stock as of the effective date of the merger will receive a cash payment of $45.00 per share.

            o FVNB shareholders holding 2,000 or more shares as of the effective date of the merger will continue to hold their shares.

            o outstanding options to acquire FVNB common stock will continue to be outstanding.

            o the officers and directors of FVNB at the effective time of the merger will be the officers and directors of FVNB immediately after the merger.

The merger agreement has specific provisions regarding the treatment of shares held in street name or through the Trust and Investment Management Department of First Victoria National Bank. For a description of these provisions as well as the terms of the merger agreement generally, please see page 55 of this proxy statement.

      The Parties. (Page 45)

            o FVNB is a Texas corporation and registered financial holding company.

            o Merger subsidiary is a recently-formed Texas corporation organized as a subsidiary of FVNB for the sole purpose of the merger.

            o The principal executive offices of both FVNB and merger subsidiary are located at 101 S. Main St., Suite 508, Victoria, Texas 77901.

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

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            o     The telephone number for both FVNB and merger subsidiary is
                  (361) 573-6321.

      Vote Required. (Page 45)

            Approval of the merger agreement requires the approval of the holders of at least two-thirds (2/3) of the outstanding shares of FVNB common stock entitled to vote on the proposed merger at the annual meeting.

      Effects of the Merger. (Page 18)

            As a result of the merger:

            o     FVNB will no longer be a public company;

            o FVNB common stock will no longer be traded on the NASDAQ National Market System, price quotations will no longer be available and the registration of FVNB common stock under the Securities Exchange Act of 1934 will terminate;

            o cashed-out shareholders will no longer have an interest in or be a shareholder of FVNB and, therefore, they will not be able to participate in FVNB's future earnings and growth, if any;

            o the number of record shareholders will be reduced from approximately 611 to approximately 100, and the number of outstanding shares of FVNB common stock will decrease from 2,372,892 to approximately 2,056,892;

            o the percentage of ownership of common stock of FVNB beneficially held by the current officers and directors of FVNB as a group will increase from 16.03% to approximately 18.36%;

            o aggregate shareholders' equity of FVNB as of March 31, 2001, will be reduced from approximately $70,193,000 on a historical basis to approximately $55,839,000 on a pro forma basis;

            o the book value per share of common stock as of March 31, 2001, will be reduced from approximately $29.58 per share on a historical basis to approximately $27.15 per share on a pro forma basis;

            o FVNB's capital will be greatly reduced, including a decrease in FVNB's Tier 1 capital as of March 31, 2001, from $56,386,000 on a historical basis to $42,032,000 on a pro forma basis;

            o net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2000, will increase from $3.48 on a historical basis to $3.59 on a pro forma basis ($3.47 to $3.57 on a fully-diluted basis);

            o net income per share of common stock (including non-recurring income and expenses) for the quarter ended March 31, 2001, will remain unchanged at $.94 on a historical basis and $.94 on a pro forma basis ($.93 and $.93 on a fully-diluted basis); and

            o FVNB will cease paying dividends for the foreseeable future.

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                                        2

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      Reasons for the Merger. (Page 48)

            Our primary reason for the merger is that after the merger our shares will no longer be registered under the Securities Exchange Act and we will therefore no longer incur the costs of maintaining our registration. For more information on our reasons for the merger, please see page 48 of this proxy statement.

      Background of the Merger Proposal. (Page 15)

            Please see "SPECIAL FACTORS - Background of the Merger Proposal" on page 15 for a discussion of the events leading up to the signing of the merger agreement.

      Conditions to the Completion of the Merger. (Page 59)

            The completion of the merger depends upon the satisfaction of a number of conditions, unless waived, including:

            o approval of the merger agreement by the holders of at least two-thirds (2/3) of our outstanding shares;

            o the total number of shares to be converted into cash in the merger and dissenting shares does not exceed 375,000;

            o     our receipt of adequate financing for the merger; and

            o     no litigation is pending regarding the merger.

      Termination of Merger Agreement. (Page 59)

            We may terminate the merger agreement at any time before closing.

      U.S. Federal Income Tax Consequences. (Page 26)

            The receipt of cash in the merger will be taxable for federal income tax purposes.

            Tax matters are very complicated and the tax consequences to you of the merger will depend on your own situation. You should consult your tax advisors for a full explanation of the tax consequences to you of the merger.

      Dissenters' and Appraisal Rights. (Page 51)

            Under Texas law, you are entitled to dissent from the merger and you may have appraisal rights in connection with the merger. To exercise your appraisal rights, you must comply with all procedural requirements of Texas law. A description of the relevant sections of Texas law is provided in "PROPOSAL ONE
- Dissenters' and Appraisal Rights" on page 51, and the full text of the sections is attached as Annex D to this document. Failure to take any steps required by Texas law may result in a termination or waiver of your appraisal rights.

      Opinions of Financial Advisors. (Page 32)

            The Bank Advisory Group, Inc. and Morgan Keegan & Company, Inc., financial advisors to FVNB, have delivered to the Board of Directors of FVNB their separate written opinions, each dated April 19, 2001, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated in the opinions, the cash consideration to be paid in the merger is fair, from a financial

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                                        3

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point of view, to our shareholders, including both the shareholders who will receive cash in the merger and those whose shares will remain outstanding after the merger. The full text of the written opinions of The Bank Advisory Group and Morgan Keegan, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Annexes B and C, respectively, to this proxy statement. You should read them carefully in their entirety, along with the discussion under "SPECIAL FACTORS - Valuation and Opinions of Financial Advisors."

            The opinions of The Bank Advisory Group and Morgan Keegan are directed to the FVNB Board of Directors, address only the fairness to holders of FVNB common stock from a financial point of view of the cash consideration to be paid in the merger and do not constitute recommendations to any shareholder as to how such shareholder should vote at the annual meeting.

      Sources of Funds; Financing of the Merger. (Page 20)

            We estimate that the total funds required to fund the payment of the consideration to be paid to cashed-out shareholders and to pay fees and expenses relating to the merger will be approximately $14,500,000. These amounts will be paid for through a combination of funds from a credit facility to be obtained by FVNB and available working capital of FVNB. Our receipt of adequate financing is a condition to consummation of the merger.

      Recommendation of the Board of Directors. (Page 28)

            The Board of Directors of FVNB believes that the merger agreement is fair to and in the best interests of FVNB and its shareholders and unanimously recommends that shareholders of FVNB vote "For" the approval of the merger agreement. FVNB's directors have indicated that they will vote all of their shares of FVNB stock in favor of the merger agreement. As of April 23, 2001, the directors and executive officers of FVNB beneficially owned a total of 399,079 shares of FVNB stock, or approximately 16.03% of the total shares entitled to vote at the annual meeting. See "Security Ownership of Certain Beneficial Owners and Management."

The Annual Meeting

            The Annual Meeting of Shareholders of FVNB will be held at the offices of the First Victoria National Bank at 101 S. Main Street, DeLeon Plaza, Victoria, Texas at _____ _.m., local time, on ________, _______, 2001. At the meeting, you will be asked to consider the following:

            o the approval of the merger agreement, pursuant to which merger subsidiary will merge with and into FVNB with FVNB being the surviving corporation, and each of the transactions contemplated thereby, including the merger;

            o the election of eleven (11) directors to serve until the next annual meeting of shareholders and until their successors shall have been duly elected and qualified; and

            o the appointment by the Board of Directors of the firm of KPMG LLP as the independent public accountants of FVNB for the current fiscal year.

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                     QUESTIONS AND ANSWERS ABOUT THE MEETING

      Q: Why did you send me this proxy statement?

      A: We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our 2001 Annual Meeting of Shareholders.

            This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

            We will begin sending this proxy statement, notice of annual meeting and the enclosed proxy card on or about _________, 2001 to all shareholders entitled to vote. Holders of our common stock are entitled to vote at the annual meeting. The record date for those entitled to vote is April 23, 2001. On April 23, 2001, there were 2,372,892 shares of our common stock outstanding. Shareholders are entitled to the one vote for each share of common stock held as of the record date.

      Q: What is the time and place of the annual meeting?

      A: The annual meeting will be held at the offices of the First Victoria National Bank at 101 S. Main Street, DeLeon Plaza, Victoria, Texas at _____ _.m., local time, on ________, _______, 2001.

      Q: What am I being asked to vote on?

      A: You are being asked to vote on the following proposals:

            o the approval of the merger agreement between FVNB and merger subsidiary, pursuant to which merger subsidiary will merge with and into FVNB;

            o the election of eleven (11) directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified; and

            o the approval of the appointment by the Board of Directors of the firm of KPMG LLP as the independent public accountants of FVNB for the current fiscal year.

      Q: Who may be present at the annual meeting and who may vote?

      A: All holders of our common stock and other interested persons may attend the annual meeting in person. However, only holders of our common stock of record as of April 23, 2001 may cast their votes in person or by proxy at the annual meeting.

      Q: What is the vote required?

      A: The vote required for each of the proposals is as follows:

            o The Merger Agreement. The proposal to approve the merger agreement must receive the affirmative vote of the holders of at least two-thirds (2/3) of the shares of FVNB common stock issued and outstanding as of the record date. If you do not

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                                        5

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                  vote your shares, either in person or by proxy, or if you
                  abstain from voting on this matter, it has the same effect as if you voted against this proposal. In addition, if you do not instruct your broker on how to vote on this proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal.

            o Election of Directors. The eleven (11) nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee or you indicate "withhold authority to vote" for a particular nominee on your proxy card, your abstention will have no effect on the election of directors.

            o Approval of Independent Accountants. The proposal to ratify the selection of our independent public accountants must receive the affirmative vote of a majority of the shares of FVNB common stock represented and voting at the meeting. If you are present in person or represented by proxy at the meeting and abstain from voting, it has the same effect as if you voted against this proposal. In addition, if you do not instruct your broker on how to vote on this proposal, your broker will not be able to vote for you. This will have the same effect as if you voted against this proposal.

      Q: Who is soliciting my proxy?

      A: The Board of Directors of FVNB.

      Q: What is the recommendation of our Board of Directors regarding the proposals?

      A: Our Board of Directors has determined that the merger is advisable and in the best interests of FVNB and its shareholders. Our Board of Directors has therefore unanimously approved the merger agreement and recommends that you vote "FOR" approval of this matter at the annual meeting.

            In addition to this proposal, we are also soliciting your proxy for the election of eleven (11) members to our Board of Directors to serve until our annual meeting in 2002 and the ratification of the appointment of KPMG LLP as our independent auditors for the current fiscal year.

      Q: What do I need to do now?

      A: Please sign, date and complete your proxy card and promptly return it in the enclosed, self addressed, prepaid envelope so that your shares can be represented at the annual meeting.

      Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

      A: Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

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                                        6

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      Q: Can I change my vote after I have mailed my signed proxy card?

      A: Yes. Just send by mail a written revocation or a later-dated, completed and signed proxy card before the annual meeting or simply attend the annual meeting and vote in person. You may not change your vote by facsimile or telephone.

      Q: What if I don't send back a proxy card or vote my shares in person at the annual meeting?

      A: If you don't return your proxy card or vote you shares in person at the annual meeting, each of those shares will be treated as a non-vote and will have the effect described above under "What is the vote required?"

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

      Q: Should I send in my stock certificates now?

      A: No. After the merger is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

      Q: What will I receive in the merger?

      A: If you own fewer than 2,000 shares of FVNB common stock as of the effective date of the merger, you will receive $45.00 in cash for each share you own. If you own 2,000 or more shares of FVNB common stock as of the effective date of the merger, you will not receive anything in the merger and will continue to hold your shares of FVNB common stock. The merger agreement has specific provisions regarding the treatment of shares held in street name or through the Trust and Investment Management Department of First Victoria National Bank. Please read the discussion under "PROPOSAL ONE - The Merger Agreement - Conversion of Shares in the Merger" for a description of these provisions as well as the terms of the merger agreement generally.

      Q: What if I hold shares in street name or through the Trust and Investment Management Department of First Victoria National Bank?

      A: Any shares you hold in street name or through the Trust and Investment Management Department of First Victoria National Bank will be added to the number of any shares you may hold directly in record name in determining the number of shares you hold. You will be entitled to receive the cash amount payable in the merger only if you certify to FVNB that the total number of shares you hold (whether of record, in street name or through the Trust and Investment Management Department of First Victoria National Bank) is fewer than 2,000. The merger agreement has detailed provisions regarding the treatment of shares held in street name or through the Trust and Investment Management Department of First Victoria National Bank. Please read the discussion under "PROPOSAL ONE - The Merger Agreement - Conversion of Shares in the Merger" for a description of these provisions as well as the terms of the merger agreement generally.

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      Q: How will FVNB be operated after the merger?

      A: After the merger, FVNB will be a privately-held company. FVNB expects its business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the merger is not anticipated to have any effect upon the conduct of such business. The FVNB Board believes the going-private transaction is consistent with FVNB's vision of maintaining an independent banking strategy. As a result of the merger, shareholders of FVNB who receive cash for their shares in the merger will no longer have a continuing interest as shareholders of FVNB and will not share in any future earnings and growth of FVNB. Also, FVNB expects that after the merger its common stock will be delisted from the NASDAQ National Market System, which will adversely affect the liquidity of the common stock.

      Q: When do you expect the merger to be completed?

      A: We are working toward completing the merger as quickly as possible and we expect the merger to be completed shortly after the annual meeting.

      Q: What are the federal income tax consequences of the merger to me?

      A: The receipt of cash in the merger will be taxable for federal income tax purposes. Shareholders who do not receive cash in the merger should not be subject to taxation as a result of the merger. To review the tax consequences in greater detail, please read the discussion under "SPECIAL FACTORS - Certain U.S. Federal Income Tax Consequences."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          SUMMARY FINANCIAL INFORMATION

Summary Historical Financial Information of FVNB

      The following summary historical consolidated financial data for FVNB for the fiscal years ended December 31, 1998, 1999 and 2000, was derived from the audited consolidated financial statements of FVNB. The unaudited historical consolidated financial data of FVNB as of and for the three months ended March 31, 2000 and 2001 was derived from FVNB's unaudited interim consolidated financial statements which, in the opinion of management of FVNB, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The income statement data for the three months ended March 31, 2001 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of FVNB and the notes thereto included in our 2000 Annual Report to Shareholders and our Quarterly Report on Form 10-Q for our quarter ended March 31, 2001, mailed to you with this proxy statement and the "Selected Historical Financial Data" included elsewhere in this proxy statement.

                                                                                                            Three Months Ended
                                                                   Year ended December 31,                        March 31,
                                                          ------------------------------------------      --------------------------
                                                             1998            1999            2000            2000            2001
                                                          ----------      ----------      ----------      ----------      ----------
                                                                                                                 (unaudited)
                                                                       (dollars in thousands, except per share data)
Consolidated Income Statement Data:
  Total interest income*                                  $   37,586      $   44,837      $   50,925      $    8,939      $   13,527
  Total interest expense                                      17,724          19,776          23,216           5,281           6,621
                                                          ----------      ----------      ----------      ----------      ----------
     Net interest income                                      19,862          25,061          27,709           6,390           6,906
  Income before income taxes                                   9,255          11,675          12,970           3,219           3,509
  Income tax expense                                           3,132           4,136           4,694           1,158           1,285
  Net Income                                                   6,072           7,502           8,252           2,061           2,224

Per share information:
  Basic earnings per share                                $     2.56      $     3.16      $     3.48      $      .87      $      .94
  Diluted earnings per share                              $     2.56      $     3.16      $     3.47      $      .87      $      .93
  Dividends per share                                     $     1.30      $     1.40      $     1.40      $      .35      $      .35
  Weighted average common shares outstanding               2,372,792       2,372,792       2,372,881       2,372,848       2,372,892

Consolidated Balance Sheet Data:                                                                               March 31, 2001
                                                                                                               --------------
  Total assets                                                                                                    $749,771
  Shareholders' equity                                                                                              70,193
  Tier 1 capital                                                                                                    56,386

* Tax exempt income is recorded on a fully taxable-equivalent basis.

--------------------------------------------------------------------------------

Summary Unaudited Pro Forma Financial Information

      The following summary unaudited pro forma consolidated income statement data of FVNB for the three months ended March 31, 2001 give effect to the merger as if it had occurred on January 1, 2001, and the unaudited pro forma consolidated income statement data for the year ended December 31, 2000, give effect to the merger as if it had occurred on January 1, 2000. The unaudited consolidated balance sheet data of FVNB at March 31, 2001 gives effect to the merger as if it had occurred on March 31, 2001. You should read the summary unaudited pro forma financial information in conjunction with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes included elsewhere in this proxy statement. As described in such assumptions, the pro forma financial data assumes that 316,000 shares of FVNB common stock are cashed out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what FVNB's actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by FVNB in the future.

                                                      Year Ended   Three Months Ended
                                                      December 31,     March 31,
                                                         2000            2001
                                                      ----------   ------------------
                                                        (dollars in thousands,
                                                        except per share data)
Consolidated Income Statement Data:
   Total interest income*                             $   50,614      $   13,462
   Total interest expense                                 23,621           6,717
                                                      ----------      ----------
      Net interest income                                 26,993           6,745
   Income before income taxes                             12,254           3,348
   Income tax expense                                      4,694           1,285
                                                      ----------      ----------
   Net Income                                         $    7,560      $    2,063
                                                      ==========      ==========

Per share information:
   Basic earnings per share                           $     3.59      $      .94
   Diluted earnings per share                         $     3.57      $      .93
   Dividends per share                                $     1.40      $      .35
   Weighted average common shares outstanding          2,056,881       2,056,892

Balance Sheet Data:                                           March 31, 2000
                                                              --------------
     Total assets                                                 $742,527
     Shareholders' equity                                           55,839
     Tier 1 capital                                                 42,032

* Tax exempt income is recorded on a fully taxable-equivalent basis.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected Per Share Financial Information

      The following table sets forth selected historical per share financial information for FVNB and unaudited pro forma per share financial information for FVNB giving effect to the merger as if it had been consummated as of March 31, 2001, in the case of book value information, and as of the beginning of the respective reporting periods, in the case of income statement information.
The information presented below is derived from (i) the consolidated historical financial statements of FVNB, including the related notes thereto, and (ii) the unaudited Pro Forma Consolidated Financial Statement, including the assumptions and notes thereto, contained elsewhere in this proxy statement. You should read this table together with the unaudited Pro Forma Consolidated Financial Statements and the related assumptions and notes and the "Selected Historical Financial Data" included elsewhere in this proxy statement and the consolidated financial statements of FVNB and the notes thereto included in our 2000 Annual Report to Shareholders and our Quarterly Report on 10-Q for our quarter ended March 31, 2001, mailed to you with this proxy statement. As described in the assumptions to the unaudited Pro Forma Consolidated Financial Statements, the pro forma per share information assumes that 316,000 shares of FVNB common stock are cashed out in connection with the merger. The pro forma information set forth below is not necessarily indicative of what FVNB's actual financial position or results of operations would have been had the merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by FVNB in the future.

                                                                                             As of and
                                                                                              for the
                                                                  As of and for the         Three Months
                                                               Year Ended December 31,         Ended
                                                           ------------------------------     March 31,
                                                            1998        1999        2000        2001
                                                           ------      ------      ------      ------
FVNB - Historical:
     Earnings (loss) per common share from continuing
        operations
            Basic                                          $ 2.56      $ 3.16      $ 3.48      $  .94
            Diluted                                        $ 2.56      $ 3.16      $ 3.47      $  .93
     Book value per common share (1)                       $25.09      $25.42      $28.43      $29.58
     Dividends per common share                            $ 1.30      $ 1.40      $ 1.40      $  .35

      FVNB - Pro Forma:
           Earnings (loss) per common share from
              continuing operations (2)
                  Basic                                                            $ 3.59      $   .94
                  Diluted                                                          $ 3.57      $   .93
           Book value per common share (3)                                                     $ 27.15
           Dividends per common share                                              $ 1.40      $   .35

(1) Historical book value per share is computed by dividing shareholders' equity at December 31, 2000, and March 31, 2001, by the number of common shares outstanding at the end of the respective periods excluding any shares held in treasury and the dilutive effect of options.
(2) Pro forma earnings per share from continuing operations is computed by dividing pro forma net income from continuing operations by the historical weighted average shares outstanding for the respective periods minus the 316,000 shares of FVNB common stock assumed to be cashed out in the merger.
(3) Pro forma book value per share of FVNB is computed by dividing pro forma shareholders equity at March 31, 2001, by the number of common shares outstanding at the end of the period minus the 316,000 shares of FVNB common stock assumed to be cashed out in the merger.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Per Share Market Price and Dividend Information

      FVNB's common stock is quoted on the NASDAQ National Market System under the symbol "FVNB." The table below sets forth the high and low sales prices for the common stock from January 1, 1999, through April 26, 2001, as reported by NASDAQ, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

                                                                    Market Price
                                                                ------------             Cash Dividends
                                1999                       High              Low            Declared
                                ----                       ----              ---            --------
First Quarter ........................................   $36.000          $32.000              $.35
Second Quarter .......................................    34.500           27.000               .35
Third Quarter ........................................    33.000           29.000               .35
Fourth Quarter .......................................    40.000           30.500               .35

                                2000                       High              Low
                                ----                       ----              ---
First Quarter ........................................   $39.500          $29.938              $.35
Second Quarter .......................................    35.000           31.500               .35
Third Quarter.........................................    36.000           33.500               .35
Fourth Quarter .......................................    36.250           35.000               .35

                                2001                       High              Low
                                ----                       ----              ---
First Quarter ........................................   $37.250          $30.250              $.35
Second Quarter (through April 26, 2001)...............    34.850           32.000               .35

      On April 26, 2001, the day before the merger was initially announced, the closing price of our common stock was $34.850. As of April 23, 2001, we had approximately 980 shareholders, including registered holders, beneficial owners of shares held in street name and trusts for which the Trust and Investment Management Department of First Victoria National Bank acts as trustee.

                 STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      This proxy statement and the documents incorporated by reference in this proxy statement contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. "Forward looking statements" are those statements that describe management's beliefs and expectations about the future. We have identified forward-looking statements by using words such as "anticipate," "believe," "could," "estimate," "may," "expect," and "intend." Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this proxy statement and other documents filed with the Securities and Exchange Commission. Therefore, these types of statements may prove to be incorrect.

--------------------------------------------------------------------------------

                                  INTRODUCTION

General

      The accompanying Proxy is solicited by and on behalf of the Board of Directors of FVNB for use at the Annual Meeting of Shareholders to be held on ________, _______, 2001, at the time and place and for the purposes set forth in the accompanying Notice and at any recess or adjournments thereof. The original solicitation will be made by mail. The total expense of such solicitation will be borne by FVNB and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners. Further solicitation of Proxies may be made by telephone or oral communication with some of the shareholders of FVNB following the original solicitation. All further solicitation will be by regular employees of FVNB, who will not be additionally compensated therefor.

      Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies may be revoked by delivering to the Secretary of FVNB, Dana K. Fowler, 101 S. Main Street, Suite 508, P. O. Box 1338, Victoria, Texas 77902, a written notice of revocation bearing a later date than the Proxy, by duly executing and delivering to the Secretary a subsequently dated Proxy relating to the same shares or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a Proxy).

      All shares entitled to vote represented by a properly executed and unrevoked Proxy received in time for the meeting will be voted at the meeting in accordance with the instructions given, but in the absence of instructions to the contrary, such shares will be voted FOR the proposal to approve the merger agreement, FOR the proposal to elect all of the eleven (11) nominees for director and FOR the proposal to approve the appointment by the Board of Directors of the firm of KPMG LLP as the independent public accountants of FVNB for the current fiscal year. Persons empowered as Proxies will also be empowered to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. The Proxy Statement and Proxy are being mailed to shareholders on or about ___________, 2001.

Annual Report and Quarterly Report

      FVNB is furnishing to you its Annual Report to Shareholders for the fiscal year ended December 31, 2000, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, with this Proxy Statement.

Voting of Shares

      Holders of record of common stock of FVNB at the close of business on April 23, 2001, the record date for those entitled to notice of the meeting, will be entitled to vote at the annual meeting. The proposal to approve the merger agreement must receive the affirmative vote of the holders of at least two-thirds of the shares of FVNB common stock issued and outstanding as of the record date. With respect to the election of directors, the directors of FVNB shall be elected by plurality vote and, therefore, the eleven (11) nominees receiving the highest number of affirmative votes shall be elected as directors provided a quorum is present. Cumulative voting by the shareholders of FVNB at any election for directors or upon any other matter is prohibited. With respect to any matter other than the approval of the merger agreement and the election of directors, the vote of the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote shall be the act of the shareholders, unless the vote of a different number is required by the Texas Business Corporation Act or the Articles of Incorporation of FVNB. As of the record date, there were 2,372,892 issued and outstanding shares of common stock held of record by 611 shareholders.

      As of April 23, 2001, the officers, directors and principal shareholders of FVNB beneficially owned a total of approximately 38.08% of the outstanding common stock of FVNB, which amount includes 11.13% held by the Trust and Investment Management Department of First Victoria National Bank in the name of Oster & Co. The officers and directors of FVNB together beneficially own approximately 16.03% of the outstanding common stock of FVNB. Each share of common stock is entitled to one vote on the matters presented at the meeting. However, the 277,078 shares held in nominee name by Oster & Co. will not be voted in relation to the election of directors, but such shares may be voted on the other matters. The officers and directors of FVNB have indicated that their respective shares will be voted in favor of approval of the merger agreement and the selection of the independent public accountants.

Quorum

      A quorum for the transaction of business at the Annual Meeting consists of holders of a majority of the outstanding shares of FVNB's common stock, present in person or by proxy. In the event that less than a majority of the outstanding shares are present at the Annual Meeting, either in person or by proxy, a majority of the shares so represented may vote to adjourn the Annual Meeting from time to time without further notice, until a quorum shall be present or represented. Abstentions and broker non-votes (shares held by broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for the purpose of determining the presence or absence of a quorum at the Annual Meeting. For the election of directors, abstention from voting and broker non-votes will have the legal effect of neither a vote for nor against the nominee. For all other matters, an abstention from voting and broker non-votes, since they are not affirmative votes, will have the same practical effect as a vote against the respective matters.

Proxies

      Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing. Proxies with rubber stamped facsimile signatures may be used and unexecuted proxies may be counted upon receipt of a photographic, photo-static, facsimile or similar reproduction of an executed proxy from the shareholder. Proxies meeting these requirements submitted at any time prior to the votes being taken during the Annual Meeting will be accepted.

                                 SPECIAL FACTORS

Background of the Merger Proposal

      Of FVNB's approximately 611 current record shareholders, approximately 509 hold fewer than 2,000 shares (not including beneficial owners whose shares may be registered in "street" name). Collectively, the 509 record holders holding fewer than 2,000 shares (approximately 83.50% of all record holders) own an aggregate of approximately 202,000 shares, representing approximately 8.5% of FVNB's outstanding shares. Currently, there are 46 trusts for which the Trust and Investment Management Department of First Victoria National Bank acts as trustee owning fewer than 2,000 shares. FVNB does not have direct knowledge of the number of shares of its common stock that are owned beneficially (but not of record) by persons who own fewer than 2,000 shares of its common stock in nominee name, but based on the number of sets of proxy materials that FVNB is requested to provide annually to brokers, dealers, etc., FVNB estimates that there are at least 245 such holders owning beneficially approximately 84,000 shares of its common stock. Accordingly, FVNB estimates that there are approximately 316,000 shares of its common stock being held by shareholders holding fewer than 2,000 shares. In making the computations presented elsewhere in this Proxy Statement (including the preparation of the pro forma financial information included herein), FVNB has assumed that a substantial portion of the beneficial owners of shares held in nominee name hold fewer than 2,000 shares and will therefore be cashed out in the merger. The Board and FVNB's management are of the view that the recurring expense and burden of maintaining so many small shareholder accounts coupled with the costs associated with maintaining registration of FVNB's common stock under Section 12 of the Securities Exchange Act is not cost efficient for FVNB. Additionally, FVNB believes that, even as a publicly-traded stock, there is a very limited market for the shares of FVNB's common stock, especially for sales of large blocks of such shares, and that FVNB's shareholders derive little benefit from FVNB's status as a publicly-held corporation.

      In making this determination, the Board of Directors considered other means of achieving the same result but rejected these alternatives because the Board believed that the Merger Proposal would be simpler and less costly. These alternatives were:

      o A tender offer at a similar price per share. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record shareholders so as to accomplish the going private objective and reducing recurring costs. The Board found it unlikely that many holders of small numbers of shares would make the effort to tender their shares.

      o A purchase of shares in the open market. The Board rejected this alternative as it found it highly unlikely that FVNB could acquire shares from a sufficient number of holders to accomplish the Board's objectives.

      o A reverse stock split. This alternative would accomplish the objective of reducing the number of record shareholders, assuming approval of the reverse stock split by FVNB's shareholders. In a reverse stock split, FVNB would acquire the interests of the cashed-out shareholders pursuant to an amendment to FVNB's Articles of Incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out shareholders would own less than one full share of FVNB common stock. FVNB would then distribute cash for the resulting fractional share interests. Since the reverse stock split and the merger would both achieve the same objective of reducing the number of record shareholders, the Board chose the merger as the superior method as it would ensure that the cashed-out shareholders would receive dissenters' rights under the Texas Business Corporation Act, which would not be available under the Texas Business Corporation Act to the cashed-out shareholders in a reverse stock split.

      The Merger Proposal is being made at this time because the sooner the proposal can be implemented, the sooner FVNB will cease to incur the expenses and burdens and the sooner shareholders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments. Moreover, because the Merger Proposal will be considered and voted upon at FVNB's Annual Meeting of Shareholders, the expense to be incurred by FVNB in connection with the proposal is expected to be less than it would be if the proposal were to be made at a different time.

      As management continued to consider FVNB's options, it became apparent that the Merger Proposal was the best choice for the shareholders and FVNB. Significantly, FVNB estimates that following the proposed merger approximately 100 shareholders of record will remain, comfortably below the maximum of 300 shareholders of record necessary to de-register from the Exchange Act.

      On October 3, 2000, the Executive and Nominating Committee of the Board held a special meeting to review and evaluate long-range planning alternatives for FVNB, including, among other matters, a potential stock repurchase transaction (which could have, but would not have necessarily, constituted a going-private transaction). At the meeting, the committee determined that the Board should hold a special meeting to consider certain strategic planning options. The committee also suggested that legal counsel and representatives of The Bank Advisory Group be present at the special meeting of the Board to assist the directors in their considerations.

      On December 12-13, 2000, the Board held a special meeting to review and evaluate long range strategic planning options for FVNB. At the meeting, FVNB management made presentations to the Board concerning various matters, including the potential benefits of a going-private transaction and various alternative means of achieving such a transaction. The Board determined that management should further analyze the feasibility of and the benefits to be derived by FVNB from a going-private transaction.

      Subsequent to the special meeting of the Board, David M. Gaddis, President and Chief Executive Officer of FVNB, held a strategic planning meeting with FVNB's legal counsel and a representative of The Bank Advisory Group on January 12, 2001, regarding a potential going-private transaction. The participants of the meeting reviewed the feasibility of and the benefits to be derived by FVNB from such a transaction, including an analysis of the number of shareholders and number of shares held by each, capital projections, earnings projections and potential effects on FVNB of such a transaction.

      On January 24, 2001, the Board held its regular quarterly meeting. At the meeting, Company management reported on its January 12, 2001, strategic planning meeting and its analysis and review of a going-private transaction generally. FVNB's legal counsel reviewed with the Board various alternative means of effecting such a transaction as well as the Board's fiduciary duties in connection with the transaction. FVNB's legal counsel also discussed with the Board various other corporate and securities law matters applicable to the transaction, including the application of dissenters' rights in connection with the transaction. After consideration of these various matters, the Board determined that, if it were to go forward with a going-private transaction, it would most likely be in the form of a merger transaction. The Board determined that it and management should continue to analyze the proposed transaction. The Board also approved the engagement of The Bank Advisory Group to render to the Board a valuation of FVNB's common stock and directed management to work with The Bank Advisory Group to obtain such a valuation.

      On March 15, 2001, the Board held a special meeting for the purposes of receiving The Bank Advisory Group's valuation and to further consider the proposed going-private transaction. A representative of The Bank Advisory Group delivered to the Board its written cash fair valuation of FVNB's common stock as of December 31, 2000, and reviewed the basis for and methodology used in deriving its valuation. The Bank Advisory Group determined that the fair value of each share of FVNB common stock would be based on the pro rata share of FVNB as a going concern that such a share represented. The Bank Advisory Group's valuation indicated that as of December 31, 2000, the cash fair value of FVNB's common stock was $43.25 per share, excluding the application of a marketability/liquidity discount, and $41.00 per share including a certain 5% marketability/liquidity discount applied to the cash fair value. FVNB's management also presented to the Board certain historical and pro forma financial information for FVNB. After consideration of various matters, the Board preliminarily determined that, assuming it ultimately approved a going-private transaction, the price at which such transaction should be effected would be $45.00 per share. In determining such amount, the Board considered, among other things, the valuation of The Bank Advisory Group, management's presentation regarding historical and pro forma financial information and the timing of the proposed transaction, which the Board concluded would most likely be consummated later in FVNB's second quarter of 2001 or early in the third quarter of 2001. Based on such valuation, the Board approved the engagement of The Bank Advisory Group and one additional investment banking firm to be selected by management in consultation with members of the Board to render opinions to the Board as to the fairness of the cash consideration to be paid in the merger from a financial point of view to all shareholders. The Board also directed FVNB's management to continue working with FVNB's legal counsel to prepare the necessary legal documentation in connection with the merger.

      Subsequent to the March 15, 2001, Board meeting, FVNB's management, in consultation with members of the Board, engaged Morgan Keegan & Company, Inc. to render an opinion to the Board as to the fairness of the cash consideration to be paid in the merger from a financial point of view.

      On April 19, 2001, the Board held a special meeting for the purposes of considering the merger agreement. Two members of the Board were unable to attend the Board meeting due to unavoidable circumstances but were subsequently fully updated on the meeting. At the meeting, representatives of The Bank Advisory Group and Morgan Keegan & Company, Inc. reviewed with the Board the financial analyses performed by them in connection with their evaluation of the fairness of the cash consideration to be paid in the merger and delivered to the Board their oral and written opinions to the effect that, as of the date of such opinions and based upon and subject to certain matters stated therein, the cash consideration to be paid in the merger is fair, from a financial point of view, to the FVNB shareholders, including both the shareholders who will receive cash in the merger and those whose shares will remain outstanding after the merger. You should read the discussion under "--Valuation and Opinions of Financial Advisors" for a more detailed description of the opinions of The Bank Advisory Group and Morgan Keegan and the financial analyses used by them in their evaluation. The Board also reviewed the terms of the proposed transaction, the related documentation and certain legal considerations with the Company's outside counsel. FVNB's management also made presentations to the Board regarding various financial and other matters and answered questions of the Board concerning the proposed transaction.

      Following the presentations described above at the April 19, 2001, meeting, following full discussion, the directors present at the meeting unanimously determined, after giving careful consideration to a number of factors, that the merger agreement and the merger were fair to, and in the best interests of, FVNB and its shareholders, and unanimously approved the merger agreement and the merger. Subsequent to the meeting, the whole Board, including the two directors unable to attend the meeting, acting by unanimous written consent, reaffirmed its determination that the merger agreement and the merger were fair to, and in the best interests of, FVNB and its shareholders, and unanimously approved the merger agreement and the merger.

      On April 19, 2001, the Company and merger subsidiary entered into the merger agreement.

      On April 25, 2001, the Board held a previously-scheduled regular quarterly meeting. At the meeting, the Board reviewed with FVNB's management and outside legal counsel the content and form of this Proxy Statement, a draft of which had been given to the directors at the April 19, 2001, Board meeting, as well as various other matters relating to the proposed transaction.

      FVNB publicly announced the proposed merger on April 27, 2001.

The Effects of the Merger

      Reduction in the Number of Shareholders and the Number of Outstanding Shares. FVNB believes that the merger will reduce the number of record shareholders from approximately 611 to approximately 100. As noted earlier, in addition to the approximately 202,000 shares held by shareholders of record with fewer than 2,000 shares in their account, FVNB assumes that beneficial owners of approximately 114,000 shares will receive cash for their shares in the merger. Accordingly, the number of outstanding shares of common stock will decrease from 2,373,892 to approximately 2,057,892. FVNB also believes that completion of the merger will cause the public market for shares of common stock to be eliminated.

      Transfer of Book Value. Because (i) the price to be paid to holders of fewer than 2,000 shares of common stock will be $45.00 per share, (ii) the number of shares of common stock expected to be cashed out as a result of the merger is estimated to be approximately 316,000, (iii) the total cost to FVNB (including expenses) of effecting the merger is expected to be approximately $14,500,000, and (iv) at March 31, 2001, aggregate shareholders' equity in FVNB was approximately $70,193,000, or $29.58 per share, FVNB expects that, as a result of the merger:

      o aggregate shareholders' equity of FVNB as of March 31, 2001, will be reduced from approximately $70,193,000 on a historical basis to approximately $55,839,000 on a pro forma basis;

      o the book value per share of common stock as of March 31, 2001, will be reduced from approximately $29.58 per share on a historical basis to approximately $27.15 per share on a pro forma basis;

      o net income per share of common stock (including non-recurring income and expenses) for the year ended December 31, 2000, will increase from $3.48 on a historical basis to $3.59 on a pro forma basis ($3.47 to $3.57 on a fully-diluted basis); and

      o net income per share of common stock (including non-recurring income and expenses) for the quarter ended March 31, 2001, will remain unchanged at $.94 on a historical basis and $.94 on a pro forma basis ($.93 and $.93 on a fully-diluted basis).

      Decrease in Capital. As a result of the merger, FVNB's capital will be greatly reduced. For instance, FVNB's Tier 1 capital as of March 31, 2001, will decrease from $56,386,000 on a historical basis to $42,032,000 on a pro forma basis.

      Termination of Exchange Act Registration. The common stock is currently registered under the Exchange Act. Such registration may be terminated by FVNB if the common stock is no longer held by 300 or more shareholders of record. Termination of registration of the common stock under the Exchange Act would substantially reduce the information required to be furnished by FVNB to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to FVNB. Accordingly, FVNB estimates it will eliminate costs and expenses associated with continuance of the Exchange Act registration, which FVNB estimates to be approximately $260,000 on an annual basis. FVNB intends to apply for such termination as soon as practicable following completion of the merger.

      With respect to the executive officers and directors of FVNB, in the event the registration of the common stock is terminated under the Exchange Act:

      o executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16, and

      o executive officers and directors of FVNB may be deprived of the ability to dispose of shares of FVNB common stock pursuant to Rule 144 under the Securities Act of 1933.

      Effect on Market for Shares. FVNB's common stock is currently traded on the NASDAQ National Market System. FVNB expects that after the merger its common stock will be delisted from the NASDAQ National Market System. This delisting, together with the reduction in public information concerning FVNB as a result of its no longer being required to file reports under the Exchange Act, will adversely affect the liquidity of the common stock.

      Termination of Dividends. FVNB currently intends to retain all of its earnings after the merger to finance the merger and therefore does not intend to declare or pay cash dividends on its common stock in the foreseeable future. The FVNB Board, in its discretion, will determine whether and when to declare and pay dividends in the future. You should read the discussion under "PROPOSAL ONE
- Dividend Policies" for more information regarding FVNB's dividend policies and the effects of the merger on FVNB's payment of dividends.

Potential Detriments of the Merger Proposal to Shareholders;
Accretion in Ownership and Control of Certain Shareholders

      o Cashed-out Shareholders. Shareholders owning fewer than 2,000 shares immediately prior to the effective time of the merger will, after the merger takes place, no longer have any equity interest in FVNB and therefore will not participate in its future potential earnings or growth, if any. Cashed-out shareholders will not be able to re-acquire an equity interest in FVNB unless they purchase shares from the remaining shareholders. FVNB does not anticipate that the remaining shareholders will transfer their shares to third parties.

      o Remaining Shareholders. Potential detriments to FVNB shareholders who remain as shareholders if the merger is effected include:

            o Decreased access to information. If the merger is effected, FVNB intends to terminate the registration of its common stock under the Exchange Act. As a result, FVNB will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act.

            o Decreased liquidity. The liquidity of the shares of common stock held by unaffiliated shareholders will be adversely affected by the merger due to the termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the NASDAQ National Market System.

            o Reduced capital. FVNB's capital will be greatly reduced, including a decrease in FVNB's Tier 1 capital as of March 31, 2001, from $56,386,000 on a historical basis to $42,032,000 on a pro forma basis.

            o No dividends. FVNB currently intends to retain all of its earnings after the merger to finance the merger and therefore does not intend to declare or pay cash dividends on its common stock in the foreseeable future. You should read the discussion under "PROPOSAL ONE - Dividend Policies" for more information regarding FVNB's dividend policies and the effects of the merger on FVNB's payment of dividends.

o Share Ownership of Officers and Directors. As a result of the merger, it is expected that (a) the percentage of ownership of common stock of FVNB held by current officers and directors of FVNB as a group will increase from 16.03% to 18.36%, and (b) the collective book value of the shares of common stock held by current officers and directors as a group will decrease from $11,805,000 to $10,835,000.

Financial Effects of the Merger; Financing of the Merger

      The merger and the use of approximately $14,500,000 cash to complete the merger, which includes approximately $280,000 in professional fees and other expenses related to the transaction, are not expected to have any material adverse effect on FVNB's capitalization, liquidity, results of operations or cash flow. Because the actual number of shares which will be cashed out in the merger is unknown at this time, FVNB does not currently know the total amount of cash to be paid to shareholders by FVNB in the merger, but FVNB estimates it to be approximately $14,220,000. You should read the discussion under "PROPOSAL ONE--Fees and Expenses" for a description of the fees and expenses FVNB expects to incur in connection with the merger.

      FVNB expects to be able to finance approximately one half of the cash amount to be paid to shareholders in the merger (other than in payment of related costs and expenses, all of which will be paid out of FVNB's working capital) through borrowings under a credit arrangement expected to be entered into with The Independent BankersBank ("TIB") and the balance through working capital of FVNB. FVNB has received a commitment letter from TIB dated April 17, 2001 (the "Commitment"), outlining the proposed terms of the credit arrangement. Under the Commitment, TIB offered to make available to FVNB a loan in an amount of up to $8,000,000 subject to the limitations set forth in the Commitment. The loan would be repaid over a period not to exceed five years. The loan would be payable upon demand by TIB, or, if not sooner demanded, on the fifth anniversary of the loan. The loan would provide for quarterly payments of interest and five equal annual payments of principal. The loan would be secured by, among other things, a pledge of one hundred percent (100%) of the outstanding shares of First Victoria National Bank, an indirect wholly-owned subsidiary of FVNB. The loan would bear interest at the Wall Street Journal Prime Rate minus 0.5%, calculated on the basis of a 360 day year.

      TIB's making of the loan is subject to, among other things, TIB's satisfactory due diligence review of FVNB, the approval of TIB's loan committee and negotiation and execution of loan documentation satisfactory to TIB and FVNB.

      FVNB does not currently have any plan or intent to refinance or repay the TIB loan other than upon the repayment terms described above.

      FVNB can give no assurances that the loan described above will be made by TIB or that the terms of any loan made by TIB will be on the terms described above. Further, the amount of borrowed funds that would be required by FVNB to pay the cash amount due to cashed out shareholders in the merger may exceed $8,000,000, in which event the credit arrangement described above would not be sufficient. In that case, FVNB, if it elects to consummate the merger, would be required either to fund the excess amounts necessary through additional application of its own working capital or to borrow additional amounts from either TIB or another lender. If FVNB were to seek additional funds from TIB, the terms described above would most likely not apply. If, conversely, FVNB were to seek funds from a different lender, FVNB would likely fund the entirety of its borrowings (i.e. not just the amount in excess of $8,000,000) from that lender. Any borrowings from another lender would most likely be on terms different than described above. FVNB has no alternative financing arrangements or alternative financing plans in the event the TIB financing described above falls through.

                                   FVNB CORP.

                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

      The following unaudited pro forma consolidated balance sheet as of March 31, 2001 and the unaudited pro forma consolidated income statements for the year ended December 31, 2000, and the three months ended March 31, 2001, give effect to the following:

      o We have assumed that the merger occurred as of March 31, 2001, for purposes of the consolidated balance sheet as of March 31, 2001, and as of January 1, 2000, and January 1, 2001, respectively, with respect to the consolidated income statements for the year ended December 31, 2000, and the three months ended March 31, 2001.

      o We have assumed that a total of 316,000 shares are cashed out in the merger at a price of $45 per share for a total of $14,220,000. Additionally, we have assumed that we have incurred or will incur $280,000 in costs and expenses relating to the merger. A portion of such amount was already reflected in our historical financial statements. As a result, the amount of the adjustments made in deriving the pro forma financial statements is less than such amount.

      o We have assumed that one half of the cash required to consummate the merger (other than for payment of expenses, which we have assumed to be funded entirely out of working capital of FVNB) will be funded through borrowings under a credit arrangement with The Independent BankersBank as described under "--Financial Effects of the Merger; Financing of the Merger" and the balance from working capital of FVNB. Interest under such credit arrangement has been calculated at the Wall Street Journal Prime Rate minus 0.5%.

      o We have calculated lost income, net of tax effect, on Federal Funds Sold at a rate of 6.11% for the year ended December 31, 2000, and a rate of 5.50% for the three months ended March 31, 2001.

      o We have not reflected the anticipated annual cost savings, estimated to be approximately $260,000 per year, that we expect as a result of the merger.

      The unaudited pro forma information is not necessarily indicative of the results that would have occurred had the merger actually taken place at the respective time periods specified nor does such information purport to project the results of operations for any future date or period. Significant assumptions and adjustments are disclosed in the accompanying notes.

      The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of FVNB included in our 2000 Annual Report to Shareholders and Quarterly Report on Form 10-Q for the quarter-ended March 31, 2001, mailed to you with this Proxy Statement.

                                   FVNB Corp.
                      Pro Forma Consolidated Balance Sheet
                                 March 31, 2001

                                                      Historical     Adjustments      Pro Forma
                                                      ----------     -----------      ---------
                                                               (dollars in thousands)
Cash and cash equivalents                              $ 66,359        $ 7,110(a)
                                                                       (14,220)(b)
                                                                          (134)(c)     $ 59,115
Investment securities - AFS                             135,480                         135,480
Loans and lease receivable, net                         494,365                         494,365
Premises and equipment, net                              30,755                          30,755
Accrued interest receivable                               7,373                           7,373
Goodwill and intangibles                                 13,556                          13,556
Other assets                                              1,883                           1,883
                                                       --------        -------         --------
     Total Assets                                      $749,771        $(7,244)        $742,527
                                                       ========        =======         ========

Deposits:
  Demand                                               $109,594        $               $109,594
  Savings, IOC and money markets                        167,710                         167,710
  Time                                                  339,021                         339,021
                                                       --------        -------         --------
     Total deposits                                     616,325                         616,325
Federal funds purchased                                  23,325                          23,325
Other borrowings                                         27,691          7,110(a)        34,801
Other liabilities                                        12,237                          12,237
                                                       --------        -------         --------
     Total liabilities                                  679,578          7,110          686,688

Common stock                                                 24             (3)(b)           21
Surplus                                                  15,686                          15,686
Retained earnings                                        54,271        (14,217)(b)       39,920
                                                                          (134)(c)
Unrealized gain (Loss)                                      212                             212
                                                       --------        -------         --------
     Total shareholders' equity                          70,193        (14,354)          55,839
                                                       --------        -------         --------
     Total liabilities and shareholders' equity        $749,771        $(7,244)        $742,527
                                                       ========        =======         ========

Notes:

      (a) To reflect borrowings incurred to finance a portion of the cash consideration payable in the merger.

      (b)   To reflect payment of cash consideration payable in the merger.

      (c) To reflect payment of transaction costs incurred in connection with the merger to the extent not reflected in FVNB's historical financial statements.

                                   FVNB Corp.
                     Pro Forma Consolidated Income Statement
                          Year Ended December 31, 2000

                                                 Historical      Adjustments     Pro Forma
                                                 ----------      -----------     ---------
                                                            (dollars in thousands)
Interest income:
   Loans and lease receivable                     $ 40,273                       $ 40,273
   Investment securities - AFS                       9,100                          9,100
   Federal funds sold                                1,516         $(298)(a)        1,218
   Other                                                12                             12
                                                  --------         -----         --------
       Total interest income                        50,901          (298)          50,603
Interest expense:
   Deposits                                         20,678                         20,678
   Federal funds purchased                             581                            581
   Other borrowings                                  1,957           405(b)         2,362
                                                  --------         -----         --------
       Total interest expense                       23,216           405           23,621
                                                  --------         -----         --------
       Net interest income                          27,685          (703)          26,982
Provision for loan and lease losses                    700                            700
                                                  --------         -----         --------
       Net interest income after provision
         for loan and lease losses                  26,985          (703)          26,282
Non-interest income:
   Trust service fees                                1,896                          1,896
   Service charges and fees on deposits              4,732                          4,732
   Securities gains (losses)                          (160)                          (160)
   Other                                             3,852                          3,852
                                                  --------         -----         --------
       Total non-interest income                    10,320                         10,320
Non-interest expense:
   Salaries and wages                               11,195                         11,195
   Employee benefits                                 1,402                          1,402
   Net occupancy expense                             1,427                          1,427
   Furniture and equipment                           2,045                          2,045
   Communication and supplies                        1,565                          1,565
   Data processing                                   1,285                          1,285
   Marketing and advertising                           815                            815
   Professional fees                                   999           175(c)         1,174
   Operation of other real estate, net                  11                             11
   FDIC insurance assessment                           114                            114
   Amortization of goodwill                            952                            952
   Other                                             2,549                          2,549
                                                  --------         -----         --------
       Total non-interest expense                   24,359           175           24,534
                                                  --------         -----         --------
       Income before taxes                          12,946                         12,254
   Income tax expense                                4,694                          4,694
                                                  --------         -----         --------
       Net income                                 $  8,252         $(878)        $  7,374
                                                  ========         =====         ========

Notes:

      (a) To reflect lost income on Federal Funds Sold used to fund internally-funded amounts payable in connection with the merger.

      (b) To reflect interest paid on borrowings incurred in connection with merger, net of tax effect.

      (c) To reflect payment of transaction costs incurred in connection with the merger to the extent not reflected in FVNB's historical financial statements.

                                   FVNB Corp.
                     Pro Forma Consolidated Income Statement
                        Three Months Ended March 31, 2001

                                                 Historical    Adjustments     Pro Forma
                                                 ----------    -----------     ---------
                                                        (dollars in thousands)
Interest income:
   Loans and lease receivable                     $10,957                      $10,957
   Investment securities - AFS                      2,138                        2,138
   Federal funds sold                                 432        $ (66)(a)         366
   Other                                                0                            0
                                                  -------        -----         -------
       Total interest income                       13,527          (66)         13,462
Interest expense:
   Deposits                                         5,887                        5,887
   Federal funds purchased                            250                          250
   Other borrowings                                   484           96(b)          580
                                                  -------        -----         -------
       Total interest expense                       6,621           96           6,717
                                                  -------        -----         -------
       Net interest income                          6,906         (162)          6,744
Provision for loan and lease losses                    --                           --
       Net interest income after provision
                                                  -------        -----         -------
         for loan and lease losses                  6,906         (162)          6,744
Non-interest income:
   Trust service fees                                 542                          542
   Service charges and fees on deposits             1,284                        1,284
   Securities gains (losses)                            0                            0
   Other                                              937                          937
                                                  -------        -----         -------
       Total non-interest income                    2,763                        2,763
Non-interest expense:
   Salaries and wages                               2,703                        2,703
   Employee benefits                                  486                          486
   Net occupancy expense                              393                          393
   Furniture and equipment                            492                          492
   Communication and supplies                         408                          408
   Data processing                                    298                          298
   Marketing and advertising                          199                          199
   Professional fees                                  291          134(c)          425
   Operation of other real estate, net                  0                            0
   FDIC insurance assessment                           27                           27
   Amortization of goodwill                           260                          260
   Other                                              603                          603
                                                  -------        -----         -------
       Total non-interest expense                   6,160          134           6,294
                                                  -------        -----         -------
       Income before taxes                          3,509         (296)          3,213
   Income tax expense                               1,285                        1,285
                                                  -------        -----         -------
       Net income                                 $ 2,224        $(296)        $ 1,928
                                                  =======        =====         =======

Notes:

      (a) To reflect lost income on Federal Funds Sold used to fund internally-funded amounts payable in connection with the merger.

      (b) To reflect interest paid on borrowings incurred in connection with merger, net of tax effect.

      (c) To reflect payment of transaction costs incurred in connection with the merger to the extent not reflected in FVNB's historical financial statements.

Certain U.S. Federal Income Tax Consequences

      Summarized below are certain federal income tax consequences to the Company and shareholders resulting from the merger. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including but not limited to shareholders who received FVNB common stock as compensation for services or pursuant to the exercise of an employee stock option, or shareholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

      This summary assumes that you are one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

      For federal income tax purposes, it is intended that neither FVNB nor merger subsidiary will recognize gain or loss for federal or state income tax purposes as a result of the merger.

SHAREHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR SPECIFIC CIRCUMSTANCES.

Federal Income Tax Consequences to Shareholders Who Are Not Cashed Out in the
Merger:

      If you (1) continue to hold FVNB common stock immediately after the merger, and (2) you receive no cash as a result of the merger, you will not recognize any gain or loss in the merger and you will have the same adjusted tax basis and holding period in your FVNB common stock as you had in such stock immediately prior to the merger.

Federal Income Tax Consequences to Shareholders Who Both Receive Cash and are Considered to Continue to Own FVNB Common Stock After the Merger for Federal Income Tax Purposes:

      In some instances you may be entitled to receive cash in the merger for shares you hold in one capacity but continue to hold shares you hold in another capacity. For instance, if you own shares in your own name and hold other shares jointly with another person, the joint holdings would not be combined with your individual holdings for purposes of the merger. As a result, in some instances the shares you hold in one capacity might be cashed out in the merger while the shares you hold in another capacity remain outstanding. However, in that situation you would be deemed for federal income tax purposes both to have received cash in the merger and to continue to hold shares after the merger.

      If you both receive cash as a result of the merger and are considered to continue to hold FVNB common stock immediately after the merger for Federal Income Tax purposes, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of FVNB common stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the merger. In determining whether you continue to hold stock immediately after the merger, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of FVNB common stock held immediately after the merger will be equal to your aggregate adjusted tax basis in your shares of FVNB common stock held immediately prior to the merger, increased by any gain recognized in the merger, and decreased by the amount of cash received in the merger.

      Any gain recognized in the merger will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is not essentially equivalent to a dividend with respect to you as determined under
Section 302(b)(1) of the Internal Revenue Code, or (2) is a substantially disproportionate redemption of stock with respect to you as determined under
Section 302(b)(2) of the Internal Revenue Code. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of FVNB's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain. If you or, a person or entity related to you, continues to hold FVNB common stock immediately after the merger you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Federal Income Tax Consequences to Cashed-Out Shareholders Who do not Continue to Own FVNB Common Stock After the Merger:

      If you receive cash as a result of the merger but do not continue to hold FVNB common stock immediately after the merger, your tax consequences will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Internal Revenue Code) continues to hold FVNB common stock immediately after the merger, as explained below.

      If you (1) receive cash in exchange for FVNB common stock as a result of the merger but do not continue to hold FVNB common stock immediately after the merger, and (2) you are not related to any person or entity which holds FVNB common stock immediately after the merger, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

      If you are related to a person or entity who continues to hold FVNB common stock immediately after the merger (as determined by the Internal Revenue Code) you will be treated as owning shares actually or constructively owned by such individuals or entities which may cause your receipt of cash in exchange for FVNB common stock to be treated first as ordinary dividend income to the extent of your ratable share of FVNB's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. If you are related to a person or entity who continues to hold FVNB common stock immediately after the merger you are urged to consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Capital Gain and Loss:

      For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup Withholding:

      Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the merger to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective date of the merger. Failure to provide such information may result in backup withholding.

      As explained above, the amounts paid to you as a result of the merger may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Recommendation of the Board of Directors; Fairness of the Merger Proposal

      The Board believes that the Merger Proposal, taken as a whole, is fair to, and in the best interests of, FVNB and its shareholders, including unaffiliated shareholders and both shareholders who will receive cash in the merger and those who will retain their shares of common stock after the merger. The Board also believes that the process by which the transaction is to be approved is fair. The Board recommends that the shareholders vote for approval and adoption of the Merger Proposal as described above. Each member of the Board and each officer of FVNB who owns shares of common stock has advised FVNB that he intends to vote his shares in favor of the Merger Proposal. As of April 23, 2001, the director and officers of FVNB beneficially owned a total of 399,079 shares of FVNB stock, or approximately 16.03% of the total shares entitled to vote at the Annual Meeting.

      The Board has retained for itself the absolute authority to reject (and not implement) the Merger Proposal (even after approval thereof by shareholders) if it determines subsequently that the Merger Proposal is not then in the best interests of FVNB and its shareholders. The Board unanimously approved the Merger Proposal.

      The Board considered a number of factors in determining to approve the merger agreement. FVNB's primary reason for the merger is that after the merger FVNB's shares will no longer be registered under the Exchange Act. The Board considered the views of management relating to cost savings to be achieved by terminating the registration of the common stock under the Exchange Act. FVNB's management determined that cost savings of approximately $260,000 per year could be achieved if FVNB terminated the registration of its shares under the Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Exchange Act. Similarly, the Board also considered the decrease in the expense and burden of dealing with FVNB's high number of shareholders holding small positions in FVNB's stock that would result from the merger. The Board also considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the Board determined that, even as a publicly-traded corporation, there is a very limited market for the shares of FVNB's common stock, especially for sales of large blocks of such shares, and that FVNB's shareholders derive little benefit from FVNB's status as a publicly-held corporation. The

Board determined that the cost savings and reduced burden on management to be achieved by terminating registration of the common stock under the Exchange Act outweighed any potential detriment from terminating such registration.

      The Board considered several alternative transactions to accomplish the proposed going-private transaction but ultimately determined that the Merger Proposal was the preferred method. Please read the discussion under "--Background of the Merger Proposal" for a description of these alternatives considered by the Board.

      The Board considered numerous factors, discussed below, in reaching its conclusion as to the fairness of the Merger Proposal to our shareholders. The Board did not assign any specific weights to the factors listed below. Moreover, in their considerations individual directors may have given differing weights to different factors.

      o Historical market prices of FVNB's common stock. FVNB's common stock is quoted on the NASDAQ National Market System. The common stock is thinly traded-- on average only approximately 27,000 shares have been traded monthly from January 1, 2000, through March 31, 2001, including block trades. The average monthly trading volume during the same period, exclusive of block trades, was only approximately 11,000.

            The Board also reviewed high and low sales prices for the common stock from January 1, 2000 to March 31, 2001, which ranged from $29.938 to $39.500 per share. You should read the discussion under "SUMMARY FINANCIAL INFORMATION--Per Share Market Price and Dividend Information" for more information about our stock prices. The last sale price of FVNB's common stock on April 26, 2001, the day before we announced the Merger Proposal, was $34.850.

      o Net book value. As of March 31, 2001, the book value per share of outstanding common stock was approximately $29.58. Although book value was a factor that was considered by the Board among others in determining the consideration to be paid to cashed-out shareholders in the merger, the Board determined that it was not directly relevant. However, the Board noted that the per share cash price of $45.00 payable in the merger reflected a multiple of 1.52X FVNB's March 31, 2001, book value per share.

      o Earnings. The Board reviewed the earnings of FVNB for the previous three fiscal years and for the first quarter of 2001. For the three years ended December 31, 1998, 1999 and 2000, FVNB reported net income of $6,072,000, $7,502,000 and $8,252,000, respectively. For the quarter ended March 31, 2001, FVNB reported net income of $2,224,000.

      o Independent valuation. The Board engaged The Bank Advisory Group to render a valuation of FVNB's common stock. The Bank Advisory Group's valuation indicated that as of December 31, 2000, the cash fair value of FVNB's common stock was $43.25 per share, excluding the application of a marketability/liquidity discount, and $41.00 per share including a 5% marketability/liquidity discount.

      o Opinions of financial advisors. The Board considered the opinions of The Bank Advisory Group and Morgan Keegan & Company rendered to the Board on April 19, 2001 to the effect that, as of the date of such opinions and based upon and subject to certain matters stated therein, the cash consideration to be paid in the merger is fair, from a financial point of view, to FVNB's shareholders, including both shareholders who will receive cash in the merger and those who will retain their shares after the merger. The Board also reviewed and considered the financial analyses presented to the Board in connection with such opinions. You should read the discussion under "--Valuation and Opinions of Financial Advisors" for more information relating to these opinions and the related financial analyses.

      o Opportunity to liquidate shares of common stock. The Board considered the opportunity the Merger Proposal presents for shareholders owning fewer than 2,000 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of FVNB's common stock.

      The Board also considered the fact that, in addition to the deregistration of the FVNB common stock under the Exchange Act as a result of the merger, the FVNB stock would also cease to be traded on the NASDAQ National Market System. However, the Board determined that the limited market for the shares of FVNB common stock, especially for sales of large blocks of shares, provides little benefit to FVNB shareholders. The Board also recognized that the merger consideration to be paid to the cashed-out shareholders in the merger reflected a substantial premium over recent trading prices for the FVNB stock, which trading prices the Board did not find to accurately reflect the fair value of such stock.

      In connection with its deliberations, the Board did not consider, and did not request that its financial advisors evaluate, FVNB's liquidation value. The Board did not view FVNB's liquidation value to be a relevant measure of valuation, given that the merger consideration significantly exceeded the book value per share of FVNB, and it was the Board's view that FVNB is far more valuable as a going concern than its net book value per share of $29.58 as of March 31, 2001. However, book value per share is a historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, there can be no assurance that the liquidation value would not produce a higher valuation of FVNB than its value as a going concern.

      Since January 1, 1999, FVNB has not purchased any of its shares. As such, the Board did not consider historical prices paid by FVNB for its shares.

      After consideration of all this information, the Board determined that a fair price to be paid cashed-out shareholders in the merger is $45.00.

      The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required. No independent committee of the Board has reviewed the fairness of the Merger Proposal. No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the Merger Proposal or preparing a report covering the fairness of the Merger Proposal was retained by FVNB or by a majority of directors who are not employees of FVNB. FVNB has not made any provision in connection with the merger to grant unaffiliated shareholders access to FVNB's corporate files or to obtain counsel or appraisal services at FVNB's expense. The Merger Proposal is expected to result in the cash out of approximately 316,000 shares of common stock, for a total purchase price approximating $14,220,000, excluding related costs and expenses estimated at approximately $280,000. The Board believes that the transaction is fair notwithstanding the absence of such a committee or representative. The Board believes that the transaction is procedurally fair because after consideration of all aspects of the proposed transaction as described above, all of the directors, including the directors who are not employees of FVNB, approved the Merger Proposal.

Conduct of FVNB's Business after the Merger

      FVNB expects to borrow one half of the approximately $14,220,000 that is expected to be needed to complete the merger, exclusive of amounts necessary to pay related costs and expenses, and to fund the difference through FVNB's working capital. As a result, FVNB's net shareholder equity will decline by approximately $14,354,000. The annual interest cost on the borrowed amount (estimated to be approximately $405,000, net of tax effect), as well as the lost earnings that would have otherwise been recognized on the working capital utilized in the merger (estimated to be approximately $298,000 annually), will have a negative impact on the net income of FVNB. Otherwise, FVNB expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the merger is not anticipated to have any effect upon the conduct of such business. The FVNB Board believes the going-private transaction is consistent with FVNB's vision of maintaining an independent banking strategy. If the merger is consummated, persons owning fewer than 2,000 shares at the effective time of the merger will no longer have any equity interest in, and will not be shareholders of, FVNB and therefore will not participate in its future potential or earnings and growth. Instead, each such owner of FVNB common stock will have the right to receive $45.00 per share in cash, without interest.

      If the Merger Proposal is effected, FVNB believes that, based on FVNB's shareholder records, approximately 100 shareholders of record will remain. In addition, individuals who are currently members of the Board of Directors and of management of FVNB now owning approximately 16.03% of the common stock will own approximately 18.36% of the common stock after the merger. See "Security Ownership of Certain Beneficial Owners and Management."

      FVNB plans, as a result of the merger, to become a privately-held company. FVNB will terminate the registration of its common stock under the Exchange Act after the merger. Because the common stock will no longer be registered under the Exchange Act, FVNB will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers and directors and shareholders owning more than 10% of the common stock will be relieved of certain obligations under the Exchange Act. You should read the discussion under "--The Effects of the Merger--Termination of Exchange Act Registration" for more discussion regarding the effects of FVNB terminating the registration of its shares under the Exchange Act. FVNB estimates that termination of the registration of the common stock under the Exchange Act will save FVNB approximately $260,000 per year in legal, accounting and other expenses.

      As stated throughout this Proxy Statement, FVNB believes that there are significant advantages in effecting the Merger Proposal and "going private" and FVNB plans to avail itself of any opportunities it may hereafter have as a private company, including, but not limited to, effecting a transaction enabling FVNB to qualify as a Subchapter S-corporation under the Internal Revenue Code of 1986, making itself a more viable candidate with respect to and entering into a merger or acquisition transaction, making any public or private offering for its shares, or entering into any other arrangement or transaction as it may deem appropriate. Although management does not presently have an intent to enter into any such transaction nor is management currently in negotiations with respect to any such transaction, there is always a possibility that FVNB may enter into such an arrangement or transaction in the future and the remaining shareholders of FVNB may receive payment for their shares in any such transaction lower than, equal to or in excess of the amount paid to cashed-out shareholders in the merger.

      Other than as described in this Proxy Statement, neither FVNB nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

Valuation and Opinions of Financial Advisors

      FVNB engaged The Bank Advisory Group, Inc. ("BAG") and Morgan Keegan & Company, Inc. ("Morgan Keegan" and, together with BAG, the "Financial Advisors") to act as its financial advisors in connection with the merger. On March 15, 2001, BAG rendered to the FVNB Board of Directors its written cash fair valuation of FVNB's common stock as of December 31, 2000 (the "Valuation"), and reviewed the basis for and methodology used in deriving its Valuation. BAG's Valuation indicated that as of December 31, 2000, the cash fair value of FVNB's common stock was $43.25 per share, excluding the application of a marketability/liquidity discount, and $41.00 per share including a 5% marketability/liquidity discount.

      On April 19, 2001, at a meeting of the FVNB Board of Directors held to consider the merger, the Financial Advisors rendered to the Board their respective oral opinions (which opinions were confirmed by delivery of written opinions dated April 19, 2001) to the effect that, as of such date and based upon and subject to certain matters stated in such opinions, the cash consideration to be paid to cashed-out shareholders in the merger is fair, from a financial point of view, to the shareholders of FVNB, including both shareholders who will receive cash in the merger and those who will remain shareholders after the merger. No limitations were imposed by the Board upon the Financial Advisors with respect to the investigations made or the procedures followed by them in rendering their respective opinions.

      The full text of the respective written opinions of each of the Financial Advisors dated April 19, 2001, which set forth the assumptions made, matters considered and limitations of the review undertaken, are attached as Annexes B and C hereto and are incorporated herein by reference. The Financial Advisors' opinions are directed to the Board, address only the fairness of the cash consideration to be paid in the merger from a financial point of view, and do not constitute recommendations to any shareholder as to how such shareholder should vote at the annual meeting. The summaries of the opinions of the Financial Advisors set forth herein are qualified in their entirety by reference to the full text of such opinions.

      In connection with the Valuation and their opinions, the Financial Advisors reviewed and analyzed certain publicly available financial information and other information concerning FVNB and certain internal analyses and other information furnished to the Financial Advisors by FVNB. The Financial Advisors also held discussions with members of senior management of FVNB regarding the business and prospects of FVNB. In addition, the Financial Advisors (i) reviewed the reported prices and trading activity for the FVNB stock, (ii) compared certain financial and stock market information for FVNB with similar information for certain other companies whose securities are publicly traded, and (iii) performed such other studies and analyses and considered such other factors as the Financial Advisors deemed appropriate.

      As described in their opinions, the Financial Advisors assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with the Financial Advisors for purposes of their opinions. With respect to the information relating to the prospects of FVNB, the Financial Advisors assumed that such information reflected the best currently available judgments and estimates of the management of FVNB as to the likely future financial performance of FVNB. The Financial Advisors did not verify through independent inspection or examination the specific assets or liabilities of FVNB. The Financial Advisors did not make nor were they provided with an independent evaluation or appraisal of the assets or liabilities of FVNB.

      The following is a summary of the material analyses and factors considered by BAG in connection with the Valuation and by the Financial Advisors in connection with their respective opinions to the Board dated April 19, 2001:

      Opinion of The Bank Advisory Group, Inc.

      FVNB's Board of Directors retained BAG to render its independent determination as to the fair value of the FVNB common stock for use in connection with the Board's consideration of the proposed going-private transaction. Subsequently, the Board engaged BAG to render a written fairness opinion as investment bankers as to the fairness, from a financial point of view, to all of the shareholders of FVNB of the cash consideration to be paid shareholders who will receive cash in connection with the proposed merger. No limitations were imposed by the Board upon BAG with respect to the investigations made or procedures followed in rendering either the Valuation or its fairness opinion.

      BAG is a specialized consulting firm focusing on providing stock valuations together with merger and acquisition advisory services exclusively to financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based financial institutions. As part of its line of professional services, BAG specializes in rendering valuation opinions of banks and bank holding companies nationwide. FVNB selected BAG to render the Valuation and to serve as its financial advisor based on BAG's reputation, expertise and familiarity with Texas-based financial institutions.

      In connection with providing the Valuation, the FVNB Board provided no specific instructions to BAG, other than to provide the Board with a fair value appraisal of the FVNB stock. With the concurrence of FVNB, BAG determined that fair value of the FVNB stock for the purposes presented would be based on the value of a pro rata share of FVNB as a going concern and that no minority, marketability or liquidity discounts would be applied except for a certain marketability/liquidity discount applied to the "final cash fair value" per share as discussed below. In addition, BAG determined it appropriate, in determining the fair value of the FVNB stock, to consider all usual and customary approaches to value, including net asset value, investment value and market value.

      In making the final determination of fair value, BAG, together with input from FVNB counsel, further determined that fair value is not intended to be derived from a pro forma sale of FVNB but rather assumes that the shareholders are willing to maintain their investment in FVNB as though the merger had not occurred. Accordingly, the final determination of value neither assumed a sale of 100% of the stock of FVNB nor included a control premium.

      As described above, in addition to providing the Valuation, FVNB retained BAG to render its fairness opinion. BAG rendered to the FVNB Board both an oral and written opinion dated April 19, 2001 (the "BAG Opinion"), to the effect that, as of such date and based upon and subject to certain matters stated in the BAG Opinion, the cash consideration to be paid to cashed-out shareholders in the merger is fair, from a financial point of view, to the shareholders of FVNB, including both the cashed-out shareholders and the shareholders who would not receive cash in the merger. A copy of the BAG Opinion, which sets forth certain assumptions made, matters considered and limits on the review undertaken by BAG, is attached as Annex B to this Proxy Statement. You are urged to read the BAG Opinion in its entirety. A copy of the Valuation and the evaluation prepared by BAG underlying the Valuation and the BAG Opinion is available to be reviewed by any shareholder, or representative designated in writing by any shareholder, at the principal executive offices of FVNB during normal business hours upon prior written request to FVNB.

      The following summary of the procedures and analysis performed, and assumptions used, by BAG is qualified in its entirety by reference to the text of the BAG Opinion and the Valuation. The BAG

Opinion is directed to the FVNB Board only, is directed only to the financial terms of the merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the annual meeting.

      In arriving at the Valuation and the BAG Opinion, BAG reviewed and analyzed, among other things, the following: (i) the financial statements of FVNB and its subsidiaries; (ii) certain other publicly available financial and other information concerning FVNB and its subsidiaries; (iii) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other transactions relevant to BAG's inquiry; (iv) the competitive and economic outlook for FVNB's trade area; (v) the book value and financial condition of FVNB and its subsidiaries; (vi) the future earnings and dividend paying capacity of FVNB and its subsidiaries; (vii) previous sales of FVNB stock; and (viii) the prevailing market prices for selected publicly-traded banking organizations in Texas and the United States. BAG held discussions with senior management of FVNB concerning FVNB's past and current operations, financial condition and prospects, as well as the results of recent bank regulatory examinations.

      In conducting its review and in arriving at the Valuation and the BAG Opinion, BAG relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. BAG did not make or obtain any evaluations or appraisals of the properties of FVNB, nor did it examine any individual loan credit files. For purposes of the BAG Opinion, BAG assumed that the merger will have the tax, accounting and legal effects described in the Proxy Statement and assumed that the transaction would be consummated on a timely basis in the manner presented by FVNB and in compliance with applicable laws and regulations.

      As more fully discussed below, BAG considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of FVNB, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for FVNB and its subsidiaries; and, (ii) the assets and liabilities of FVNB and its subsidiaries, including the loan investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity. BAG also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Valuation and the BAG Opinion are necessarily based upon conditions as they existed and can be evaluated on the respective dates thereof and the information made available to BAG through such dates.

      In connection with rendering the Valuation and the BAG Opinion, BAG performed certain financial analyses, which are summarized below. BAG believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the Valuation and the BAG Opinion. The preparation of a valuation or fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, BAG made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of FVNB. Any estimates contained in BAG's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

      In its analysis, BAG developed earnings projections for FVNB for the years 2001 through 2012. The financial forecasts and projections of FVNB prepared by BAG were based on discussions with senior management of FVNB, projections provided by FVNB, and BAG's own assessment of general economic, market and financial conditions. The following summarizes the financial forecast for FVNB developed by BAG.

      o BAG projected a very modest increase in FVNB's return on average assets for 2001 relative to 2000, from 1.22% to 1.24%. Thereafter, FVNB's return on average assets was forecast to increase gradually until equaling 1.63% by 2012. The overall rise projected for FVNB's return on average assets from 2002 through 2012 reflected, in large measure, a projected gradual increase in FVNB's net interest spread as a percent of average assets (primarily tied to the increasing equity-to-assets ratio over the course of the projection period) coupled with a projected gradual increase in FVNB's noninterest income as a percent of average assets.

      o Additionally, BAG forecast that FVNB would experience minimal asset growth during 2001; thereafter, BAG projected that FVNB's rate of annual asset growth to range between 3.75% and 5.00% throughout the projected periods. Over the twelve-year projection period, total assets are forecast to increase from $709 million at year-end 2000 to approximately $1.15 billion by year-end 2012, an aggregate increase of roughly $440 million or approximately $37 million per year. The moderate level of asset growth coupled with a rising return on average assets forecast is projected to yield slightly stronger annual growth rates in FVNB's net earnings throughout the projection period. Earnings growth rates were projected to range between 5.31% - 9.48% from 2001 through 2012. Cash dividends of $1.40 per share, consistent with 2000, were projected for 2001; thereafter, cash dividends are based upon a 40% dividend payout ratio. BAG projected FVNB's core equity-to-assets ratio to rise over the projection period, reaching 14.43% by year-end 2012, versus the 9.67% ratio reported at year-end 2000.

      All such information was reviewed with management of FVNB. The forecasts and projections prepared by BAG were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual future results could vary significantly from those set forth in such forecasts and projections.

      In order to determine the fairness of the cash consideration to be paid to certain of the FVNB shareholders pursuant to the merger, and as explained below, BAG utilized the following approaches in its evaluation: net asset value, market value and investment value.

      Net Asset Value Method. Net asset value is the value of the net equity of a corporation, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the corporation's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little or no weight is given to the net asset value method of valuation.

      Market Value Method. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm's-length transaction. The market value method is frequently used to determine the price of a smaller blocks of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. In BAG's view, the relative thinness of the specific market for FVNB stock being appraised resulted in the need to review alternative markets for comparative pricing purposes. The "hypothetical" fair value for the shares of a bank holding company with a thin market for its stock is normally determined by creating a universe of regional or state publicly-traded bank stock values and related financial traits within an appropriate geography, then developing pricing statistics for the appraised bank holding company from the pricing characteristics of the regional or state publicly-traded banking organizations. These pricing characteristics form the statistical basis for developing indications of value based on applying the statistics derived from the sample universe to the relevant financial values of the subject company being valued. The statistical values used in this valuation study were: (i) price to tangible book value; (ii) price to earnings; and (iii) price to assets.

      BAG's market value analysis, however, reflects the fact that the stocks of selected publicly-held banking organizations in Texas are far more liquid than FVNB stock. However, the market value analysis goes on to reveal that (i) certain nonfinancial characteristics for the publicly-traded banking organizations in Texas are not too dissimilar from FVNB; and (ii) the average financial performance of publicly held banking organizations headquartered in Texas are not substantially dissimilar from those of FVNB.

      The analysis performed by BAG developed, at first, an "initial market value approach cash fair value" per share, which resulted solely from comparisons with selected publicly-traded banking organizations headquartered in Texas. Because FVNB approximates, in both non-financial terms and product menu, the banking organizations included in the selected publicly-traded banking organizations headquartered in Texas, BAG concluded that no discount should be applied to the previously-determined "initial market value approach cash fair value" per share to account for nonfinancial differences. Accordingly, the absence of a discount for the lack of nonfinancial comparability produced a "market value approach cash fair value" per share conclusion.

      Investment Value. Investment value is sometimes referred to as the income value or the earnings value. The investment value is frequently defined as an estimate of the present value of future benefits. Another popular investment value method is to determine the level of the current annual benefits and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Using a net present value discount rate ranging between 12.00% and 17.00% represents a discount rate within an acceptable range considering the risk-return relationship BAG has observed most investors would demand for an investment of this type (a small- to medium-sized community banking company) as of the valuation date.

      BAG believes the utilization of net earnings, rather than cash flows or dividends, for this investment value methodology is appropriate given the minimal level of long-term, non-earning investments typically held by a community banking organization. Thus, for most community banking organizations, the absence of significant investments in fixed assets, with the related small size of depreciation and/or amortization expense produces little variance between the net earnings and cash flow streams. Additionally, the utilization of net earnings in calculating the present value of benefits is a widely understood and accepted practice in the valuation of financial institutions.

      By analyzing the present value of earnings projections over ninety years (in essence, "earnings in perpetuity") for FVNB, using a present value discount rate of varying between 13.00% and 15.00%, BAG arrived at a "present value" per share conclusion.

      After consideration of the "market value approach cash fair value" per share derived from the Market value approach and the "present value" per share using the Investment Value approach, and applying a myriad of other factors together with its judgment and experience, an "initial cash fair value" per share conclusion was determined by BAG to be $44.00, excluding the application of a marketability/liquidity discount.

      Next, the dilutive impact, if any, of FVNB stock options outstanding was considered. While it is BAG's understanding that under FVNB's 1998 Stock Incentive Plan, all of the outstanding stock options are potentially exercisable in connection with a "Change of Control" of FVNB, BAG, for the purpose of the subject appraisal, nevertheless assumed the full impact of the potential exercise of all FVNB options outstanding as of the appraisal date in that those options holders have a claim on future shareholder value of FVNB. The consideration of the dilutive impact of the FVNB stock options resulted in a "final cash fair value" per share of $43.25, excluding the application of a marketability/liquidity discount.

      As previously observed, the market for the selected publicly-traded Texas banking organizations' common stocks is more liquid than that for the common stock of FVNB. As a result of BAG's valuation of small blocks of stock of over 1,000 closely-held community banking organizations over the past fifteen years, BAG has observed that an inherent discount to the "cash fair value" per share conclusion derived from the selected comparable publicly-held banking organizations is effectively applied when investors determine a value they are willing to pay for small blocks of the stock of a thinly-traded community banking organization, such as FVNB. In most, if not all valuation circumstances, this creates a need for the appraiser to apply a "marketability/liquidity" discount to the "final cash fair value" per share above to adequately account for and reflect the purchase/sale activities of buyers/sellers of stocks of closely-held community banks.

      The application of a "marketability/liquidity" discount to the "final cash fair value" constitutes widely-utilized valuation methodology and practice within the appraisal community and is clearly set forth and discussed in the three widely-accepted publications regarding the valuation of closely-held companies and the valuation of financial institutions.

      BAG's experience leads BAG to conclude, after directly observing thousands of arm's-length purchases/sales of small blocks of stock of community banking organizations (both with and without BAG's involvement as an appraiser), that investors in smaller blocks of stock of thinly-traded community banking organizations consistently apply an effective "marketability/liquidity" discount to the values otherwise indicated through the use of the publicly-traded bank stock market values when pricing their purchases of small blocks of the stocks of such community banking organizations. Essentially, this approach recognizes the "real world" activities of both buyers and sellers of small blocks of community bank stocks. Furthermore, BAG's experience clearly indicates that the effective "marketability/liquidity" discounts applied by purchasers have historically ranged between 10%-30% for typical community banking organizations. Consequently, in light of the considerable evidence and support for the existence of marketability/liquidity discounts, BAG needed to quantify an appropriate and relevant marketability/liquidity discount rate to be applied to the "final cash fair value" per share conclusion for FVNB stock in determining a "concluding cash fair value" per share for FVNB stock.

      However, FVNB is not entirely comparable to a typical closely-held, small-to-medium sized community bank. Indeed, FVNB reported 2,372,892 shares of common stock issued and outstanding at December 31, 2000, held by 611 shareholders of record - characteristics vastly different relative to most small-to-medium sized, closely-held community banks. Furthermore, while the stock of FVNB is thinly traded relative to the selected publicly-traded Texas banking organizations, evidenced in terms of both volume and the spread between the bid price and the ask price, the trading volume for FVNB does exceed that which BAG typically sees in smaller, more closely-held community banks.

      Accordingly, BAG concluded that a marketability/liquidity discount of only 5% should be applied to the "final cash fair value" per share of FVNB stock. The application of a 5% marketability/liquidity discount produced a "concluding cash fair value" per share of $41.09, inclusive of a marketability/liquidity discount and rounded to $41.00 per share.

      Each of the market value and investment value approaches, as discussed above and considered in concert, support the fairness, from the perspective of the cashed-out shareholders, of the cash consideration of $45.00 per share that the cashed-out shareholders are entitled to receive in connection with the merger.

      Finally, from the perspective of those shareholders of FVNB who will remain shareholders of FVNB after the merger, BAG has concluded, after analysis and conversations with FVNB senior management, that those shareholders are forecast to experience earnings per share appreciation, but incur equity per share dilution, on an immediate post-merger basis. Specifically, based on the repurchase by FVNB of 316,000 shares of FVNB common stock at $45 per share, assuming a repurchase date of June 30, 2001, an average pre-tax financing cost (cost of cash/debt) of 7.5%, and a marginal tax rate of approximately 37%, BAG forecast that those shareholders of FVNB who will remain shareholders of FVNB after the Merger will experience earnings per share appreciation of $0.26, or 6.65%, in 2002, the first full year of operation after the proposed repurchase, with earnings per share appreciation ranging between 7.37% and 10.95% annually thereafter until the end of the projection period, 2012. Alternatively, BAG projects that such shareholders will experience equity per share dilution of approximately $2.07, or 6.64%, by year-end 2001. Thereafter, annual equity per share dilution diminishes gradually, until a break-even point is reached in 2007, after which the equity per share dilution is fully recovered and such shareholders begin to experience equity per share appreciation through the end of the projection period.

      Accordingly, based on all factors that BAG deems relevant and assuming the accuracy and completeness of the information and data provided, BAG concludes that the cash consideration of $45.00 per share that the cashed-out shareholders are entitled to receive in connection with the merger, is fair, from a financial standpoint, to all shareholders of FVNB, including those shareholders receiving the cash consideration as well as those shareholders of FVNB who will remain shareholders of FVNB after the merger.

      Prior to its engagement to assist the FVNB Board and management in connection with their analysis of a potential going-private transaction, BAG had not previously provided investment banking services to FVNB. BAG has not previously served as a market maker for FVNB's common stock.

      FVNB paid BAG $5,000 for rendering the Valuation and $28,000 for rendering the BAG Opinion. Additionally, FVNB paid BAG $11,765 for its consulting services in connection with the transaction. FVNB has also agreed to reimburse BAG for its reasonable out-of-pocket expenses and to indemnify BAG against certain liabilities, including liabilities under the federal securities laws.

      You are encouraged to read the BAG Opinion in its entirety. The full text of the BAG Opinion is attached as Annex B to this Proxy Statement.

      Opinion of Morgan Keegan & Company, Inc.

      FVNB retained Morgan Keegan & Company, Inc. ("Morgan Keegan") as its financial advisor to render an opinion to the FVNB Board of Directors concerning the fairness, from a financial point of view, to FVNB shareholders of the cash consideration to be paid in connection with a proposed going-private merger transaction of FVNB (the "Transaction") pursuant to and in accordance with the terms of the merger agreement (the "Opinion"). Morgan Keegan was retained by FVNB on the basis of, among other things, its experience and expertise in the bank and thrift industries.

      On April 19, 2001, Morgan Keegan delivered its written Opinion to the Board of Directors of FVNB to the effect that, as of April 19, 2001 and based upon and subject to certain matters stated in such Opinion, the consideration to be paid in the Transaction is fair, from a financial point of view, to FVNB shareholders, including both those shareholders who will receive cash in the Transaction and those shareholders who will remain shareholders after the Transaction. That Opinion was reconfirmed in writing as of the date of this Proxy Statement.

      The full text of the written Opinion of Morgan Keegan, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex C and is incorporated herein by reference. FVNB shareholders are urged to read the Opinion carefully in its entirety. A copy of the analyses prepared by Morgan Keegan for used by the Board in connection with the Opinion is available to be reviewed by any shareholder, or representative designated in writing by any shareholder, at the principal executive offices of FVNB during normal business hours upon prior written request to FVNB. Morgan Keegan's opinion is directed only to the fairness to the FVNB shareholders, from a financial point of view, of the consideration to be paid to certain holders of FVNB common stock and does not address any other aspect of the Transaction or related transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Meeting. The summary of the Opinion of Morgan Keegan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

      In arriving at its Opinion, Morgan Keegan reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of FVNB concerning the businesses, operations and prospects of FVNB. Morgan Keegan examined certain publicly available business and financial information relating to FVNB as well as certain financial forecasts and other data for FVNB, which were provided to Morgan Keegan by or otherwise discussed with the management of FVNB. Morgan Keegan reviewed the consideration to be paid as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of FVNB common stock; the historical and projected earnings and operating data of FVNB; and the capitalization, regulatory status and financial condition of FVNB. In addition to the foregoing, Morgan Keegan conducted such other analyses and examinations and considered such other financial, economic and market criteria as Morgan Keegan deemed appropriate to arrive at its Opinion. Morgan Keegan noted that its Opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Morgan Keegan as of the date of its Opinion. Morgan Keegan assumed no responsibility to update or revise its Opinion based upon circumstances or events occurring after the date of its Opinion.

      In conducting its review and rendering its Opinion, Morgan Keegan assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Morgan Keegan. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Morgan Keegan, the management team of FVNB advised Morgan Keegan that such forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management team of FVNB as to the future financial performance of FVNB. In addition, Morgan Keegan did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of FVNB nor did Morgan Keegan make any physical inspection of the properties or assets of FVNB. With the concurrence of FVNB, in conducting its analysis Morgan Keegan applied neither an ownership control premium nor discounts for minority interests, marketability or liquidity and did not consider values obtainable through the sale of FVNB to a third party. Morgan Keegan has assumed that there has been no undisclosed material change in the Company's assets, financial condition, results of operations, business or prospects since March 31, 2001. Morgan Keegan assumed that the transaction would be consummated on a timely basis in the manner contemplated in the Agreement and in compliance with applicable laws and regulations. Morgan Keegan was not asked to consider, and its Opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for FVNB or the effect of any other transaction in which FVNB might engage. In addition, Morgan Keegan was not asked to and did not assist in recommending the specific consideration payable in the Transaction. No other limitations were imposed by FVNB on Morgan Keegan with respect to the investigations made or procedures followed by Morgan Keegan in rendering its Opinion.

      The following is a summary of the principal analyses performed by Morgan Keegan in connection with its Opinion.

      Summary Transaction Analysis. Morgan Keegan reviewed the terms of the proposed Transaction, including the consideration to be paid pursuant to the Agreement and the aggregate transaction value. The implied aggregate transaction value is $14.2 million, based on conversion into cash at the rate of $45.00 per share, pursuant to the Agreement, of the shares held by all shareholders holding less than 2,000 shares. The implied aggregate value is assumed to represent approximately 316,000 shares held by an estimated 794 shareholders. The price of $45.00 per share represents 12.47x FVNB's EPS for the twelve months preceding March 31, 2001, 1.89x tangible book value at March 31, 2001, and 0.14x total assets at March 31, 2001.

      Implied Premium. Morgan Keegan reviewed the implied premium offered over various closing prices of FVNB common stock based upon a price per share of $45.00, which is the price to be paid pursuant to the Agreement. This indicates an implied premium ranging from 23.3% to 42.9% over the closing price of FVNB common stock at intervals of 1 day, 2 days, 3 days, 4 days, 5 days, 6 days, 2 weeks, 1 month, 3 months and 1 year prior to an assumed announcement date, for analytical purposes, of April 17, 2001. Additionally, an arithmetic average of the closing price of FVNB common stock for the 20 trading days preceding April 17, 2001 was calculated, producing an implied premium of 32.1%.

-----------------------------------------------------------------------------------------------------
Time prior to                                       Closing              Repurchase     Repurchase
April 17, 2001                     Date              Price                  Price         Premium
-----------------------------------------------------------------------------------------------------
1 day                              04/16/01        $ 32.88                 $ 45.00         36.9%
2 days                             04/12/01          32.88                   45.00         36.9%
3 days                             04/11/01          32.88                   45.00         36.9%
4 days                             04/10/01          32.88                   45.00         36.9%
5 days                             04/09/01          32.95                   45.00         36.6%
6 days                             04/06/01          33.25                   45.00         35.3%
2 weeks                            04/03/01          32.00                   45.00         40.6%
1 month                            03/16/01          36.50                   45.00         23.3%
3 months                           01/17/01          35.00                   45.00         28.6%
1 year                             04/17/00          31.50                   45.00         42.9%
20 day avg. *                         nm             34.07                   45.00         32.1%

* Average closing price of FVNB Corp. for the 20 trading
  days prior to 4/17/01
-----------------------------------------------------------------------------------------------------

      Comparable Company Analysis for FVNB. Morgan Keegan reviewed and compared certain financial information relating to FVNB to corresponding financial information and ratios for twelve publicly traded banks headquartered in the states of Arkansas, Louisiana, New Mexico, Oklahoma and Texas that it deemed to be comparable to FVNB. The companies Morgan Keegan used for the purposes of this analysis were Bank of the Ozarks, Inc., First Financial Bankshares, Inc., First State Bancorporation, IBERIABANK Corporation, MetroCorp Bancshares, Inc., National Bancshares Corporation of Texas, Prosperity Bancshares, Inc., Simmons First National Corporation, Southside Bancshares, Inc., Southwest Bancorp, Inc., Sterling Bancshares, Inc., and Summit Bancshares, Inc. (collectively, the "Comparable Companies"). Morgan Keegan calculated a range of market multiples for the Comparable Companies by dividing market value per share as of April 16, 2001, by each such company's latest twelve months ("LTM") earnings per share ended December 31, 2000 and by dividing market value by tangible book value reported December 31, 2000. For the LTM results ended December 31, 2000, Morgan Keegan also compared certain ratios (including, among other things, return on average assets, return on average equity; and tangible equity capital to total assets) of the Comparable Companies to FVNB.

----------------------------------------------------------------------------------------------------------------------
                                                          FVNB COMPARABLE COMPANY TABLE
                               ---------------------------------------------------------------------------------------
                                           Market Value /
                               -------------------------------------
                                 LTM          Tangible                      Return on      Return on         Equity /
                                 EPS         Book Value       Assets          Assets         Equity       Total Assets
                               ---------------------------------------------------------------------------------------
High                           17.72x          3.58x          0.24x           1.67%          23.13%          10.30%
Low                             7.05x          1.12x          0.06x           0.74%           9.35%           4.15%
Mean                           11.32x          1.74x          0.12x           1.10%          14.56%           7.08%
Median                         11.02x          1.39x          0.11x           1.00%          15.00%           7.48%
----------------------------------------------------------------------------------------------------------------------
FVNB Corp.                     12.74x          1.89x          0.14x           1.21%          12.87%           7.55%
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

      No company used in the comparable companies' analysis for comparative purposes is identical to FVNB. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

      Discounted Cash Flow Analysis. Morgan Keegan performed a discounted cash flow analysis of the projected cash flow available for dividends of FVNB for fiscal years 2001 through 2005, based on projections provided by FVNB management. Using this information, Morgan Keegan calculated a range of equity values for FVNB based on the sum of (a) the present value of the cash flow available for dividends to FVNB, (b) the present value of the estimated terminal value for FVNB assuming that it was sold at the end of fiscal year 2005, and (c) the total value of all options exercised at the weighted average exercise price. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates of 14.0% to 18.0% and terminal multiples of net income of 12.0x to 16.0x. Those discount rates and terminal multiples reflect Morgan Keegan's qualitative judgments concerning the specific risk associated with such an investment and the historical and projected operating performance of FVNB. This analysis resulted in a range of $32.58 to $47.27 per share, with a median of $39.42 per share.

      The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Keegan. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the Opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of FVNB.

      In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FVNB. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, of the consideration offered. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

      As part of its investment banking business, Morgan Keegan is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for other various purposes. Morgan Keegan has not previously provided investment banking services, but has provided fixed income services, to the Company. Morgan Keegan has not previously served as a market maker for the Company's common stock.

      FVNB paid Morgan Keegan a retainer of $10,000 upon the signing of its engagement letter, and an additional fee of $65,000 at the time of delivery by Morgan Keegan of the Opinion. FVNB has also agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses and to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Based upon information received upon request from the persons concerned, each person known to be the beneficial owner of more than five percent of FVNB's common stock, each director, named executive officer and all directors and executive officers of FVNB as a group, owned beneficially as of April 23, 2001, the number and percentage of outstanding shares indicated in the following table:

                                                                                                                        Percentage
                                                                                                      Percentage         of Class
Name                                                                            No. of Shares (1)     of Class (2)    (Pro Forma)(2)
----                                                                            -----------------     ------------    --------------
Michael S. Anderson (3) ....................................................           150,902            6.06%            6.94%
P. O. Box 2549
Victoria, Texas 77902

D. H. Braman, Jr. (4) ......................................................           134,660            5.41%            6.19%
One O'Connor Plaza, Suite 1100
Victoria, Texas 77901

Ann O'Connor Williams Harithas (5) .........................................           137,280            5.51%            6.32%
P. O. Box 2549
Victoria, Texas 77902

Trust and Investment Management Department (6) .............................           277,078           11.13%           11.37%
First Victoria National Bank
101 S. Main St
Victoria, Texas 77901

O. D. Edwards, Jr. (7) .....................................................            33,424            1.34%            1.54%
David P. Engel (8) .........................................................            10,527               *                *
David M. Gaddis (9) ........................................................            23,184               *             1.07%
Walter T. Haenggi (10) .....................................................            27,529            1.11%            1.27%
Robert L. Halepeska (11) ...................................................            22,400               *             1.03%
Thomas Lane Keller (12) ....................................................             6,000               *                *
James Robert McCan (13) ....................................................             6,200               *                *
J. E. McCord (14) ..........................................................            12,304               *                *
Thomas M. O'Connor (15) ....................................................            87,624            3.52%            4.03%
Billy W. Ruddock (16) ......................................................             7,440               *                *
Roger Welder (17) ..........................................................             8,500               *                *

All Directors and Executive Officers
  as a group (13 persons) (18) .............................................           399,079           16.03%           18.36%

*     less than one percent

(1) Except as otherwise specified, beneficial ownership of common stock is direct and the named beneficial owner has sole voting and investment powers with respect to the shares reflected as owned by it.

(2) The percentage of class represents the number of shares beneficially owned as a percentage of all outstanding shares of Company stock plus all exercisable stock options issued to directors and executive officers of FVNB. The pro forma percentages reflect the percentages of the class that each such person is anticipated to hold after giving effect to the merger, assuming that 316,000 shares are cashed out in the merger. The pro forma percentage of class set forth for the Trust and Investment Management Department of First Victoria National Bank assumes that approximately 30,000 shares beneficially owned by trusts for which the Trust and Investment Management Department of First Victoria National Bank acts as trustee will be cashed out in the merger.

(3) The beneficial stock holdings of Michael S. Anderson include 148,902 shares owned directly by him (including 4,000 exercisable stock options) and 2,000 shares owned by his spouse.

(4) The beneficial stock holdings of D. H. Braman, Jr. include 112,580 shares owned directly by him and 22,080 shares as to which he has voting rights as trustee of the Kate S. O'Connor Trust. Thomas E. Braman, son of D. H. Braman, Jr., is a beneficiary of the trust.

(5) The beneficial stock holdings shown for Ann O'Connor Williams Harithas are held in a revocable trust known as the Ann W. Harithas Liquid Assets Trust. Co-trustees for the trust are Ann O'Connor Williams Harithas, R. L. Keller and Kenneth R. Page.

(6) The Trust and Investment Management department of First Victoria National has the authority to vote the shares indicated through the nominee name Oster & Co. (Oster & Co. is a Texas partnership composed of David M. Gaddis, Dana K. Fowler and C. Dee Harkey. Mr. Gaddis and Ms. Fowler are both officers of FVNB, and Mr. Harkey is an officer of First Victoria National Bank). The shares are owned by many different accounts, each of which is governed by a separate instrument that sets forth the powers of the fiduciary with regard to the securities held in such accounts.

(7) The beneficial stock holdings shown for O. D. Edwards, Jr. include 4,000 shares issuable upon exercise of currently-exercisable stock options, 17,280 shares held by the Pattie Welder Edwards Estate of which he is co-executor, and 6,320 shares held by the 1976 Edwards Trust A, of which he is trustee.

(8) The beneficial stock holdings shown for David P. Engel include 1,800 shares held in an individual retirement account and 4,000 shares issuable upon exercise of currently-exercisable stock options.

(9) The beneficial stock holdings of David M. Gaddis include 21,000 shares issuable upon exercise of currently-exercisable stock options and 40 shares owned by his children.

(10) The beneficial stock holdings of Walter T. Haenggi include 3,000 shares issuable upon exercise of currently-exercisable stock options and 21,529 shares owned by his spouse.

(11) The beneficial stock holdings shown for Robert L. Halepeska include 4,000 shares issuable upon exercise of currently-exercisable stock options and 16,900 shares as to which he has sole voting rights as Executive Vice President of the M. G. and Lillie Johnson Foundation, Inc.

(12) The beneficial stock holdings shown for Thomas Lane Keller include 4,000 shares issuable upon exercise of currently-exercisable stock options.

(13) The beneficial stock holdings shown for James Robert McCan include 4,000 shares issuable upon exercise of currently-exercisable stock options and 2,200 shares owned by him in a management trust for which he holds sole voting rights.

(14) The beneficial stock holdings shown for J.E. McCord include 4,000 shares issuable upon exercise of currently-exercisable stock options.

(15) The beneficial stock holdings shown for Thomas M. O'Connor include 4,000 shares issuable upon exercise of currently-exercisable stock options, 2,336 shares held in the Madeline F. O'Connor Trust, and 14,952 shares in the name of Greta Investment Company for which he has sole voting rights.

(16) The beneficial stock holdings shown for Billy W. Ruddock include 3,900 shares issuable upon exercise of currently-exercisable stock options and 200 shares owned by his spouse.

(17) The beneficial stock holdings shown for Roger Welder include 4,000 shares issuable upon exercise of currently-exercisable stock options.

(18) The beneficial stock holdings of the directors and executive officers as a group include the stock holdings of all the directors as well as those of Dana K. Fowler, Secretary and Principal Accounting Officer of FVNB.

                                  PROPOSAL ONE
                        APPROVAL OF THE MERGER AGREEMENT

Summary

      FVNB and merger subsidiary entered into the merger agreement on April 19, 2001. A copy of the merger agreement is attached to this proxy statement as Annex A. If the merger agreement is approved by FVNB's shareholders, shareholders of FVNB holding less than 2,000 shares of FVNB stock will receive a cash payment of $45.00 per share (the "Merger Consideration"). The merger agreement requires the approval of the holders of at least two-thirds (2/3) of the outstanding shares of FVNB's common stock.

Reasons for the Transaction:

      Our primary reason for the merger is that after the merger our shares will no longer be registered under the Securities Exchange Act of 1934. An additional reason for the merger is to decrease the expense and burden of dealing with FVNB's high number of shareholders holding small positions in FVNB's stock. FVNB's board of directors and management are of the view that the recurring expense and burden of maintaining so many small shareholder accounts coupled with the costs associated with maintaining registration of FVNB's common stock under Section 12 of the Exchange Act is not cost efficient for FVNB. Finally, FVNB believes that, even as a publicly-traded stock, there is a very limited market for the shares of FVNB's common stock, especially for sales of large blocks of such shares, and that FVNB's shareholders derive little benefit from FVNB's status as a publicly-held corporation.

The Parties:

      o FVNB is a Texas corporation and registered financial holding company.

      o Merger subsidiary is a recently-formed Texas corporation organized as a subsidiary of FVNB for the sole purpose of the merger. The President, Secretary and sole director of merger subsidiary is David
            M. Gaddis, who is also the President and Chief Executive Officer and a director of FVNB.

      o The principal executive offices of both FVNB and merger subsidiary are located at 101 S. Main St., Suite 508, Victoria, Texas 77901.

      o The telephone number for both FVNB and merger subsidiary is (361) 573-6321.

Effect on Shareholders:

      If approved at the annual meeting, the merger will affect FVNB shareholders as follows after completion:

Shareholder as of Effective Time                Net Effect After Merger
--------------------------------                -----------------------

Shareholders holding 2,000 or more      Shares of common stock will continue to
shares of FVNB common stock             be outstanding and shareholder will
                                        receive no cash.

Shareholders holding fewer than Shares of common stock will be cashed 2,000 shares of FVNB common stock out at a price of $45.00 per share.

      As described below under "--The Merger Agreement--Conversion of Shares in the Merger," the merger agreement contains specific provisions regarding the treatment of shares held in nominee form, or "street name," as well as shares held beneficially through the Trust and Investment Management Department of First Victoria National Bank. In determining the number of shares held beneficially in street name by any shareholder, FVNB may, in its discretion, rely on "no objection" lists provided by any nominee holder. Further, after the Effective Time, FVNB will deliver to each shareholder who would appear to be entitled to receive cash in the merger in consideration for his or her shares a letter of transmittal requesting certain information from such shareholder and requiring the shareholder to certify as to the number of shares actually held, whether in registered form, in street name or through the Trust and Investment Management Department of First Victoria National Bank. Letters of transmittal will be delivered to any shareholder who (a) holds of record fewer than 2,000 shares, (b) according to records made available to FVNB from the nominee holder for any shares held in street name, holds fewer than 2,000 shares in street name or (c) holds shares in street name and with respect to which FVNB is not provided by the nominee holder the number of shares so held.

      In general, the merger can be illustrated by the following examples:

      Hypothetical Scenario                               Result
      ---------------------                               ------

Ms. Smith is a registered                 Ms. Smith's 1,500 shares will be
shareholder who holds 1,500 shares        canceled and converted into the
of FVNB stock in her record account       right to receive cash in the amount
at the Effective Time. Ms. Smith          of $45.00 per share. (Note: If Ms.
holds no other shares.                    Smith wants to continue her
                                          investment in FVNB, she can buy at
                                          least 500 more shares of FVNB stock
                                          (preferably in her record account so
                                          as to make it more readily apparent
                                          that she holds 2,000 or more shares).
                                          Ms. Smith would have to act far enough
                                          in advance of the Effective Time so
                                          that the purchase is complete and
                                          registered on the books of FVNB before
                                          the Effective Time.)

Mr. Brown holds 1,500 shares of FVNB      Mr. Brown's 1,500 shares will be
stock in a brokerage account as of        converted into the right to receive
the Effective Time. Mr. Brown holds       cash in an amount equal to $45.00.
no other shares.

Mr. Jones holds 1,200 shares of FVNB      If either FVNB or Mr. Jones can
stock in registered form and 1,400        establish to FVNB's satisfaction
shares in a brokerage account as of       that he in fact holds greater than
the Effective Time. Mr. Jones holds       2,000 shares, Mr. Jones' 2,600
no other shares.                          shares will remain outstanding after
                                          the merger. Otherwise, FVNB will
                                          presume that all of the shares are
                                          held by a holder of fewer than 2,000
                                          shares and were therefore canceled in
                                          the merger and converted into the
                                          right to receive cash in an amount
                                          equal to $45.00 per share. However,
                                          Mr. Jones would not be entitled to
                                          receive any cash for his shares in the
                                          merger, because he can not certify to
                                          FVNB that he holds fewer than 2,000
                                          shares as required by the merger
                                          agreement. Mr. Jones will be able to
                                          rebut the presumption that his shares
                                          were cashed out in the merger by
                                          certifying in the letter of
                                          transmittal sent to him after the
                                          Effective Time that he holds greater
                                          than 2,000 shares and providing FVNB
                                          such other information as it may
                                          request to verify that fact.


Ms. Doe holds 1,300 shares of FVNB        Both the 1,300 shares held by Ms.
stock in registered form. She also        Doe in registered form and the 1,500
maintains a trust account with the        shares held in the trust account
Trust and Investment Management           will be cashed out. Shares held
Department of First Victoria              beneficially by trusts for which the
National Bank. The trust account          Trust and Investment Management
holds 1,500 shares. Ms. Doe holds no      Department of First Victoria
other shares.                             National Bank acts as trustee will
                                          not be aggregated with other shares
                                          held by any beneficiary of that trust.
                                          Rather, the trust and any such
                                          beneficiary will be considered
                                          different holders.

Reasons for the Merger

      FVNB's reason for the merger is to cash-out the equity interests in FVNB of the approximately 800 record and beneficial holders of common stock that, as of the Effective Time, own fewer than 2,000 shares of common stock at a price determined to be fair by the entire Board of Directors in order (i) to reduce the number of shareholders of record of FVNB to fewer than 300 persons in order to relieve FVNB of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the Exchange Act, by deregistering its common stock under the Exchange Act, (ii) to decrease the expense and burden of dealing with FVNB's high number of shareholders holding small positions in FVNB's stock and (iii) to permit cashed-out shareholders to receive cash for their shares without having to pay brokerage commissions. See "Special Factors--Background of the Merger Proposal" and "SPECIAL FACTORS --The Effects of the Merger" for a discussion regarding the burden of continued registration of the FVNB common stock and the intended benefits to FVNB of the Merger Proposal. If the merger is implemented, the officers and directors of FVNB (and other holders of 2,000 or more shares) will benefit by an increase in their percentage ownership of FVNB's common stock, although the net book value of their holdings will decrease. Further, following the deregistration of FVNB's common stock under the Exchange Act and its delisting from the NASDAQ National Market System, there will be no public market for transactions in the FVNB stock.

      The merger will provide those shareholders with fewer than 2,000 shares with a cost-effective way to cash out their investments, because FVNB will pay all transaction costs in connection with the merger. Moreover, FVNB will benefit from substantial cost savings as a result of the merger, as more fully described below.

      The Board believes that the disadvantages of having FVNB continue to be a public company outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, FVNB is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that FVNB's status as a public company may offer.

      FVNB incurs direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies. FVNB also incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings. Since FVNB has relatively few executive personnel, these indirect costs can be substantial. FVNB's direct and indirect costs related to being a public company are estimated to approximate $260,000 annually as follows:

            Independent Auditors                            $ 40,000
            SEC Counsel                                       35,000
            Printing and Mailing                              14,500
            Internal Compliance Costs                        122,500
            Transfer Agent                                    20,000
            NASDAQ Fees                                       11,500
            Newswire Service                                   5,000
            Miscellaneous Costs                               11,500

            Total                                           $260,000

      In light of these disproportionate costs, the board believes that it is in the best interests of FVNB and its shareholders as a whole to eliminate the administrative burden and costs associated with being a public company.

      Although many of these factors have existed for some time, FVNB began to consider the merger during calendar year 2000, and based upon an analysis of its options, risks and expenses relating to remaining a public company which is detailed in this Proxy Statement, led it to this Merger Proposal. Another reason for making the Merger Proposal is the continued illiquidity of the stock. You should read the discussion under "Special Factors--Background of the Merger Proposal" for more information relating to the background of the Merger Proposal and FVNB's reasons for the Merger Proposal.

      The Board has determined that the Merger Proposal is the most expeditious and economical way of liquidating the holdings of shareholders having small share positions and changing FVNB's status from that of a public company to that of a more closely-held, non-reporting company. You should read the discussion under "Special Factors--Recommendation of the Board of Directors; Fairness of the Merger Proposal" for more information regarding the Board's reasons for the Merger Proposal.

      The Merger Proposal, if approved, will have divergent effects depending on whether you hold more, or fewer, than 2,000 shares of FVNB common stock as of the Effective Time. You should read the discussions under "Special Factors--Potential Detriments of the Merger Proposal to Shareholders; Accretions in Ownership and Control of Certain Shareholders"; "SPECIAL
FACTORS--Recommendation of the Board of Directors; Fairness of the Merger Proposal"; and "Proposal One--Effect of the Merger Proposal on FVNB Shareholders" for more information regarding the effects of the merger.

      The merger is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will likely terminate FVNB's reporting requirements under Section 12(g) of the Exchange Act. In connection with the Merger Proposal, FVNB has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

Effect of the Merger Proposal on FVNB Shareholders

Shareholders With Fewer Than 2,000 Shares:

      If the Merger Proposal is implemented and you are a cashed-out shareholder (i.e., a shareholder holding fewer than 2,000 shares of FVNB common stock as of the Effective Time):

      o You will receive cash equal to $45.00 for each share you hold.

      o After the merger, you will have no further interest in FVNB with respect to your cashed-out shares, and you will no longer be entitled to vote as a shareholder or share in FVNB's assets, earnings, or profits, if any. Your only right will be to receive cash for these shares.

      o You will not have to pay any service charges or brokerage commissions in connection with the merger.

      o All amounts owed to you will be subject to applicable federal and state income taxes and state abandoned property laws.

      o You will not receive any interest on cash payments owed to you as a result of the merger.

      o You will receive a transmittal letter from FVNB as soon as practicable after the Effective Time. The letter of transmittal will contain instructions on how to surrender your existing certificate(s), if applicable, to FVNB for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s), if applicable, in accordance with the instructions provided to you by FVNB, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

NOTE: If you want to continue to hold FVNB stock after the merger, you may do so by purchasing a sufficient number of shares of FVNB stock on the open market prior to the Effective Time so that you hold at least 2,000 shares as of the Effective Time.

Shareholders With 2,000 or More Shares:

      If you hold 2,000 or more shares of FVNB common stock as of the Effective Time, your shares will remain outstanding after the merger.

Effect of the Merger Proposal on FVNB

      The Merger Proposal will affect the public registration of FVNB's common stock with the SEC under the Exchange Act, as FVNB intends to apply for such termination as soon as practicable after the merger. You should read the discussion under "SPECIAL FACTORS--The Effects of the Merger--Termination of Exchange Act Registration" for more information regarding the effect of the merger on the registration of FVNB's shares under the Exchange Act.

      The Merger Proposal, if approved and effected, will reduce significantly the number of FVNB shareholders and the number of outstanding shares. You should read the discussion under "Special Factors--The Effects of the Merger--Reduction in the Number of Shareholders and the Number of Outstanding Shares" for more information regarding the reduction in the number of FVNB's shareholders that would result from the merger. FVNB believes that completion of the merger and the related delisting of FVNB's common stock from the NASDAQ National Market System and deregistration of FVNB's common stock under the Exchange Act will cause the public market for shares of FVNB common stock to be eliminated.

      FVNB has no current plans to issue shares of its common stock other than pursuant to FVNB's existing stock option plans, but FVNB reserves the right to do so at any time and from time to time at such prices and on such terms as FVNB's Board determines to be in the best interests of FVNB and its then shareholders. Persons who continue as shareholders following implementation of the Merger Proposal will not have any preemptive or other preferential rights to purchase any of FVNB's stock that may be issued by FVNB in the future, unless such rights are specifically granted to the shareholders. FVNB's articles of incorporation expressly deny preemptive rights.

      The total number of shares that will be purchased and the total cash to be paid by FVNB are unknown. FVNB believes that approximately 316,000 shares of common stock will have to be cashed out by FVNB. This assumes that in addition to the approximately 202,000 shares held by shareholders of record with fewer than 2,000 shares in their accounts, beneficial owners of approximately 114,000 shares will hold fewer than 2,000 shares as of the Effective Time. The actual amounts will depend on the number of cashed-out shareholders as of the Effective Time, which may vary from the number of such shareholders currently.

Exchange and Payment Procedures

      Soon after the merger becomes effective, FVNB will mail to each shareholder who appears may be entitled to a cash payment pursuant to the merger a letter of transmittal and instructions explaining how to exchange their stock certificates for cash. Upon surrender to FVNB of valid share certificates and properly completed letters of transmittal, along with such other documents as FVNB may reasonably require, cashed-out shareholders will be entitled to receive $45.00 in cash per share. Until surrendered in this manner, each stock certificate representing cashed-out shares will represent only the right to receive the cash consideration payable in the merger. No service charges will be payable by shareholders in connection with the exchange of certificates or the payment of cash pursuant to the merger agreement, all expenses of which will be borne by FVNB.

      YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM FVNB. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE MERGER IS COMPLETED.

Dissenters' and Appraisal Rights

      FVNB shareholders will have the right to dissent from the merger in accordance with Articles 5.11 through 5.13 of the Texas Business Corporation Act (the "TBCA"). If the statutory procedures are complied with and the merger is consummated, dissenting holders would be entitled to receive cash equal to the "fair value" of the FVNB shares held by them. You should read "Annex D Articles
5.11 through 5.13 of the Texas Business Corporation Act," which contains a complete copy of these provisions of the TBCA. Such "fair value" is determined as of the day immediately preceding the Annual Meeting (excluding any appreciation or depreciation in anticipation of the merger). In addition, dissenting shareholders may be entitled to receive payment of interest beginning 91 days from the date of consummation of the merger to the date of a judicial determination on the amount determined to be the fair value of their shares. Any judicial determination of the fair value of the shares could be based upon considerations other than or in addition to the cash consideration payable in the merger and the market value of the shares, including asset values, the investment value of the FVNB shares and any other valuation considerations generally accepted in the investment community. The value so determined for dissenting shares could be more or less than the cash consideration payable in the merger, and payment of such consideration would take place subsequent to payment pursuant to the merger.

      The TBCA provides that, in the absence of fraud in the transaction, the statutory dissenters' rights remedy provided under the TBCA to a shareholder objecting to the merger is the exclusive remedy for the recovery of the value of such shareholder's shares or for money damages to such shareholder with respect to the merger. If FVNB complies with the requirements of Article 5.12 of the TBCA, any shareholder who fails to comply with the requirements of that Article shall not be entitled to bring suit for the recovery of the value of his shares or for money damages to the shareholder with respect to the merger.

      The rights of dissenting holders of shares are governed by Articles 5.11-5.13 ("Articles 5.11-5.13") of the TBCA. The following summary of applicable provisions of Articles 5.11-5.13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Articles 5.11-5.13, which is included herein as Annex D.

      A holder of FVNB shares as of the record date for the Annual Meeting who files a written objection to the merger, who has not voted in favor of the merger agreement and who has made a demand for compensation as provided under Articles 5.11-5.13 is entitled under such provisions, as an alternative to receiving the consideration offered in the merger for his FVNB shares, to the fair value of his FVNB shares. The following is a summary of the procedural steps that must be taken if the dissenters' rights are to be validly exercised.

      Any shareholder of FVNB may elect to exercise his right to dissent from the merger by filing with FVNB, at the address set forth below, prior to the Annual Meeting, a written objection to the merger, setting out that such shareholder's right to dissent will be exercised if the merger is effected and such shareholder's address for any notice.

      If the merger is effected and such shareholder has not voted in favor of such merger, FVNB will within ten (10) days after the merger is effected, deliver or mail to such shareholder written notice that the merger has been effected, and such shareholder may, within ten (10) days from the delivery or mailing of such notice, make written demand on FVNB for payment of the fair value of such holder's FVNB shares.

      The fair value of any dissenting shares will be the value thereof as of the day immediately preceding the Annual Meeting, excluding any appreciation or depreciation in anticipation of the merger. The shareholder demand will state the number of shares owned by the dissenting shareholder and the fair value of such shares as estimated by him. Any shareholder failing to make demand within the ten (10) day period will be bound by the merger.

      A dissenting shareholder's written objection to the merger and demand for payment must be in addition to and separate from any vote against the merger. Neither voting against, abstaining from voting, nor failing to vote for the merger will constitute the written notice required to be filed by a dissenting FVNB shareholder. Failure to vote against the merger, however, will not constitute a waiver of rights under Articles 5.11-5.13 provided that a written notice has been properly delivered. A shareholder voting for the merger will be deemed to have waived his dissenters' rights.

      Under Articles 5.11-5.13, holders of record of FVNB shares are entitled to dissenters' rights as described above, and the procedures to perfect such rights must be carried out by and in the name of holders of record. Persons who are beneficial but not record owners of FVNB shares and who wish to exercise dissenters' rights with respect to the merger should consult promptly with the record holders of their shares as to the exercise of such rights. All written objections and demands for payment should be addressed to FVNB Corp., 101 S. Main Street, Suite 508, Victoria, Texas 77902, Attention: David M. Gaddis, President and Chief Executive Officer. All written objections and demand for payment must be received before the Annual Meeting or be delivered at such meeting prior to the vote. Demands for payment must be made as described above.

      Within twenty (20) days after receipt by FVNB of a demand for payment made by a dissenting shareholder, FVNB must deliver or mail to such dissenting shareholder a written notice that will either (i) state that FVNB accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the merger was effected upon the surrender of the share certificates duly endorsed, or (ii) will contain an estimate by FVNB of the fair value of such shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the merger was effected, upon receipt of notice within sixty (60) days after that date from the dissenting shareholder that such shareholder agrees to accept that amount, upon the surrender of the share certificates duly endorsed. In addition, within the twenty (20) day period after demanding payment for his shares, each holder of certificates representing shares so demanding payment shall submit such certificates to FVNB for notation thereon that such demand has been made. The failure of holders of certificates representing FVNB shares to do so will, at the option of FVNB, terminate such shareholder's rights under the provisions of the TBCA relating to dissenters' rights unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct.

      If, within sixty (60) days after the date on which the merger was effected, the value of such shares is agreed upon between the dissenting shareholder and FVNB, payment therefor will be made within ninety (90) days after the date on which the merger was effected and upon surrender of the share certificates duly endorsed. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in the FVNB shares or in FVNB.

      If, within sixty (60) days after the date on which the merger was effected, the dissenting shareholder and FVNB do not so agree, then the dissenting shareholder or FVNB may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of FVNB is located, asking for a finding and determination of the fair value of such dissenting shareholder's shares.

      FVNB will provide such court with a list of names and addresses of all shareholders of FVNB who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by FVNB. After the hearing of the petition, the court will determine the dissenting shareholders who have complied with the provisions of the TBCA relating to dissenters' rights and have become entitled to the value of and payment for their shares, and will appoint one or more qualified appraisers to determine the value.

      The appraisers will determine the fair value of the shares held by the dissenting shareholders adjudged by the court to be entitled to payment and will file their report of the value in the office of the clerk of the court. The court will determine the fair value of the shares held by the dissenting shareholders entitled to payment therefor and will direct the payment of that value by FVNB, as the surviving corporation in the merger, together with interest thereon, beginning 91 days after the date on which the merger was effected to the date of such judgment, to the dissenting shareholders entitled thereto. Upon payment of the judgment by FVNB to such dissenting shareholders, the dissenting shareholders will cease to have any interest in those shares or in FVNB.

      In the absence of fraud in the transaction, the remedy provided by the provisions of the TBCA relating to dissenters' rights to a shareholder objecting to the merger is the exclusive remedy for the recovery of the value of his shares or money damages to such shareholder with respect to the merger. If FVNB complies with the requirements of Article 5.12 of the TBCA, any dissenting shareholder who fails to comply with the requirements of the provisions of such Article will not be entitled to bring suit for the recovery of the value of his shares or money damages to such shareholder with respect to the merger.

      Any shareholder who has demanded payment for his FVNB shares as described above shall not thereafter be entitled to vote or exercise any other rights of a shareholder except (i) the right to receive payment for his shares pursuant to the provisions described above and (ii) the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent. Such shares shall not thereafter be considered outstanding for the purposes of any subsequent vote of the shareholders of FVNB.

      Any shareholder who has demanded payment for his shares as described above may withdraw such demand at any time before payment for his shares or before any petition has been filed asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless FVNB shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as herein before provided, or if FVNB shall terminate the shareholder's rights as provided above, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time period described above, of if after the hearing of a petition filed as described above, the court shall determine that such shareholder is not entitled to the relief as described above, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to holders of shares in the interim.

      Any FVNB shareholder contemplating the exercise of dissenters' rights is urged to review carefully the provisions of the TBCA relating to dissenters' rights, which are attached hereto as Annex D.

Interests of Officers and Directors in the Merger

      We refer you to the information under the heading "Security Ownership of Certain Beneficial Owners and Management" for information regarding our current officers and directors and their stock ownership in FVNB. As a result of the merger, it is expected that (a) the percentage of ownership of common stock of FVNB held by current officers and directors of FVNB as a group will increase from 16.03% to 18.36%, and (b) the collective book value of the shares of common stock held by current officers and directors as a group will decrease from $11,805,000 to $10,835,000.

Fees and Expenses

      FVNB estimates that merger-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, will total approximately $280,000, assuming the merger is completed. This amount consists of the following estimated fees:

                    Description                              Amount
                    -----------                              ------
            Advisory fees and expenses                      $120,000
            Legal fees and expenses                          150,000
            Accounting fees and expenses                       2,500
            SEC filing fee                                     3,375
            Printing, solicitation and mailing costs           2,500
            Miscellaneous expenses                             1,625

            Total                                           $280,000

Regulatory Requirements

      In connection with the merger, FVNB will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

      o filing of articles of merger with the Secretary of State of the State of Texas in accordance with the Texas Business Corporation Act after the approval of the merger agreement by FVNB's shareholders; and

      o complying with federal and state securities laws, including FVNB's filing, prior to the date of this proxy statement, of a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission.

                              THE MERGER AGREEMENT

      This section is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document. Because this is a summary, it does not include all of the information that may be important to you. You should read the entire merger agreement and this Proxy Statement and related annexes before deciding how to vote at the Annual Meeting.

The Merger

      FVNB Merger Corp, FVNB's wholly-owned subsidiary formed for the sole purpose of effecting the merger, will be merged with and into FVNB, which will be the surviving corporation. The merger will occur following the approval of the merger agreement by the FVNB shareholders and the satisfaction of other conditions to the merger.

Conversion of Shares in the Merger

      The merger agreement provides that, at the effective time of the merger (the "Effective Time"):

            (a) all outstanding shares of FVNB stock, whether Record Shares (as defined below), Street Shares (as defined below), or Trust Department Shares (as defined below), held of record by a Holder (as defined below) holding fewer than 2,000 shares of FVNB stock immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $45.00 per share (the "Merger Consideration"); provided, however, that FVNB may presume that all Street Shares and Trust Department Shares are held by Holders holding fewer than 2,000 Shares immediately prior to the Effective Time unless any of the Company, a beneficial owner of Street Shares, the Bank or any beneficial owner of Trust Department Shares is able to demonstrate to FVNB's satisfaction that such shares are held beneficially by a Holder holding 2,000 or more Shares immediately prior to the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

            (b) all outstanding shares of FVNB stock other than those described in paragraph (a) as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

            (c) the outstanding shares of merger subsidiary shall, without any action on the part of the holder thereof, be canceled.

      The merger agreement further provides that

            o no Holder holding, of record or beneficially, immediately prior to the Effective Time 2,000 or more shares (including any combination of Record Shares, Street Shares and Trust Department Shares) in the aggregate shall be entitled to receive any Merger Consideration with respect to the shares so held; and

            o it is a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the shares held by such Holder that such Holder certify to FVNB in the letter of transmittal delivered by FVNB as described below that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 2,000 Shares (including any combination of Record Shares, Street Shares and Trust Department Shares) in the aggregate.

      For purposes of the merger agreement:

            o the term "Record Shares" means shares of FVNB stock other than Street Shares and Trust Department Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of FVNB;

            o the term "Street Shares" means shares of FVNB stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

            o the term "Trust Department Shares" shall mean shares of FVNB stock held of record by Oster & Co. for the benefit of customers of the Trust and Investment Management Department (the "Trust Department") of First Victoria National Bank (the "Bank"), and any Trust Department Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the Bank;

            o     the term "Holder" means

                  a) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single "person" for purposes of determining the number of record shareholders of FVNB, and

                  b) any other person or persons who would be deemed to be a "Holder" under the above clause if the shares it holds beneficially either in street name or as a customer of the Trust and Investment Management Department of the Bank were held of record by such person or persons.

      The merger agreement provides that FVNB (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to

            o make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of the above provisions, and

            o resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of Shares held by any Holder immediately prior to the Effective Time. All such determinations by FVNB shall be final and binding on all parties, and no person or entity shall have any recourse against FVNB or any other person or entity with respect thereto.

      For purposes of the above provisions, FVNB may in its sole discretion, but shall not have any obligation to do so,

            o presume that any shares of FVNB common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

            o aggregate the shares held (whether of record or beneficially) by any person or persons that FVNB determines to constitute a single Holder for purposes of determining the number of shares held by such Holder.

With respect to the aggregation of shares, shares held beneficially by trusts for which the Trust and Investment Management Department of First Victoria National Bank acts as trustee will not be aggregated with Record Shares or Street Shares held by any beneficiary of that trust. Rather, the trust and any such beneficiary will be considered different Holders.

      Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be "held of record" by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issue, subject to the following:

            o In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

            o Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization shall be included as so held by one person.

            o Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

            o Securities held by two or more persons as co-owners shall be included as held by one person.

            o Each outstanding unregistered or bearer certificate shall be included as held of record by a separate person, except to the extent that the issuer can establish that, if such securities were registered, they would be held of record, under the provisions of this rule, by a lesser number of persons.

            o Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

      Rule 12g5-1 further provides in pertinent part that, notwithstanding the foregoing provisions:

            o Securities held, to the knowledge of the issuer, subject to a voting trust, deposit agreement or similar arrangement shall be included as held of record by the record holders of the voting trust certificates, certificates of deposit, receipts or similar evidences of interest in such securities; Provided however, That the issuer may rely in good faith on such information as is received in response to its request from a non-affiliated issuer of the certificates or evidences of interest.

            o If the issuer knows or has reason to know that the form of holding securities of record is used primarily to circumvent the provisions of Section 12(g) or 15(d) of the Exchange Act, the beneficial owners of such securities shall be deemed to be the record owners thereof.

Exchange of Certificates

      The merger agreement provides that promptly after the Effective Time, FVNB will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares that appear, based on information available to FVNB, may have been converted into the right to receive the Merger Consideration (other than shares as to which rights of dissent have been perfected) ("Certificates"), a letter of transmittal (which shall contain a certification as to the number of shares held and such other matters as FVNB may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to FVNB) and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to FVNB, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the Certificate holds fewer than 2,000 shares, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the above provisions of the merger agreement, be entitled to receive in exchange therefor the Merger Consideration payable with respect to the shares formerly represented by such Certificate and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of shares which is not registered in the share transfer records of FVNB, the Merger Consideration, if any, payable in respect of such shares may be paid or issued to the transferee if the Certificate representing such shares is presented to FVNB, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

Timing of Closing

      If the merger agreement is approved by the FVNB shareholders, the merger closing will take place as soon as practicable after the annual meeting, provided that all other conditions to the closing have been satisfied or waived. On the date the merger closes, articles of merger will be filed with the Secretary of State of the State of Texas. The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Texas.

Directors and Officers

      The merger agreement provides that the directors and officers of FVNB immediately prior to the effective time of the merger shall be the directors and officers of FVNB, as the surviving corporation, immediately after the merger.

Articles of Incorporation and Bylaws

      The merger agreement provides that the Articles of Incorporation and Bylaws of FVNB in effect immediately prior to the effective time of the merger shall be the Articles of Incorporation and Bylaws of FVNB, as the surviving corporation, immediately after the merger.

Outstanding Options

      The outstanding options to acquire FVNB common stock will continue to be outstanding after the merger.

Representations And Warranties

      The merger agreement contains customary representations and warranties made by FVNB and merger subsidiary regarding various matters, including representations by as to the enforceability of the merger agreement.

Conditions to the Completion of the Merger

      The obligations of FVNB and merger subsidiary to complete the merger are subject to the satisfaction or waiver of all of the following additional conditions:

      o approval of the merger agreement by the holders of at least two-thirds (2/3) of our outstanding shares;

      o the total number of shares to be converted into cash in the merger and dissenting shares does not exceed 375,000;

      o     our receipt of adequate financing for the merger; and

      o     no litigation is pending regarding the merger.

Termination of Merger Agreement

      The merger agreement may be terminated by either FVNB or merger subsidiary at any time prior to closing.

                                DIVIDEND POLICIES

      On January 24, 2001, the Board of Directors approved a regular quarterly cash dividend of $.35 per share payable on February 16, 2001, to shareholders of record as of February 2, 2001. On April 25, 2001, the Board of Directors approved a regular quarterly cash dividend of $.35 per share payable on May 18, 2001, to shareholders of record as of May 4, 2001. FVNB paid total dividends during each of 2000 and 1999 of $1.40 per share, respectively. See discussion under "Capital" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Shareholders' Equity" in Note 11 to the consolidated financial statements herein incorporated by reference from FVNB's 2001 Annual Report to Shareholders transmitted to shareholders with this Proxy Statement for further discussion of the payment of dividends and restrictions.

      FVNB currently intends to retain all of its earnings to finance the merger and therefore does not intend to declare or pay cash dividends on its common stock in the foreseeable future. The FVNB board, in its discretion, will determine whether to declare and pay dividends in the future. Any future declaration and payment of dividends will depend upon:

      o     FVNB's results of operations;
      o     FVNB's earnings and financial condition;
      o     contractual limitations;
      o     cash requirements;
      o     future prospects;
      o     applicable law; and
      o     other factors deemed relevant by FVNB's board of directors.

                       SELECTED HISTORICAL FINANCIAL DATA

      The following selected historical consolidated financial data are derived from, and qualified by reference to, FVNB's Consolidated Financial Statements and the notes thereto included in FVNB's 2000 Annual Report to Shareholders and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, which are being mailed to shareholders along with this Proxy Statement. You should read the selected historical consolidated financial information in conjunction with the Consolidated Financial Statements of FVNB and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in FVNB's 2000 Annual Report to Shareholders and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.



                                                  As of and for the Year Ended December 31,
                                    -------------------------------------------------------------------------
                                        1996            1997           1998          1999            2000
                                    -----------     -----------     ----------    -----------     -----------
                                                (dollars in thousands except per share amounts)
Total interest income*              $    31,688     $    33,089     $   37,586    $    44,837     $    50,925
Total interest expense                   15,742          15,482         17,724         19,776          23,216
                                    -----------     -----------     ----------    -----------     -----------
   Net interest income                   15,946          17,607         19,862         25,061          27,709
Provision (credit) for loan and
   lease losses                               0            (300)             0             86             700
                                    -----------     -----------     ----------    -----------     -----------
   Net interest income after
      (credit) provision                 15,946          17,907         19,862         24,975          27,009
Non-interest income                       4,454           4,925          5,498          8,629          10,480
Securities (losses) gains                    (9)            (58)            41            (60)           (160)
Non-interest expense                     14,279          15,180         16,146         21,869          24,359
                                    -----------     -----------     ----------    -----------     -----------
   Income before income taxes
                                          6,112           7,594          9,255         11,675          12,970
Taxable-equivalent adjustment*
                                            194             116             51             37              24
Income tax expense                        1,961           2,487          3,132          4,136           4,694
                                    -----------     -----------     ----------    -----------     -----------
   Net Income                       $     3,957     $     4,991     $    6,072    $     7,502     $     8,252
                                    ===========     ===========     ==========    ===========     ===========

Per share data:
  Dividends payout ratio                  38.39%          38.99%         50.81%         44.25%          40.26%
  Basic earnings per share          $      1.67     $      2.10     $     2.56    $      3.16     $      3.48
  Diluted earnings per share        $      1.67     $      2.10     $     2.56    $      3.16     $      3.47
  Dividends per share               $       .64     $       .82     $     1.30    $      1.40     $      1.40

Total assets                        $   462,265     $   500,273     $  553,164    $   655,184     $   709,407
Shareholders' equity                $    53,094     $    56,071     $   59,522    $    60,309     $    67,472
Tier 1 capital                      $    53,437     $    54,534     $   57,649    $    52,935     $    54,771
Weighted average number of shares
   outstanding                        2,372,792       2,372,792      2,372,792      2,372,792       2,372,881
Return on average assets                    .89%           1.10%          1.16%          1.18%           1.22%
Return on average equity                   7.67%           9.16%          9.83%         12.72%          13.21%

                                      As of and for the Three
                                           Months Ended
                                             March 31,
                                      ------------------------
                                         2000          2001
                                      ----------    ----------
                                       (dollars in thousands
                                      except per share amounts)
Total interest income*                $   11,678    $   13,532
Total interest expense                     5,281         6,621
                                      ----------    ----------
   Net interest income                     6,397         6,911
Provision (credit) for loan and
   lease losses                               50             0
                                      ----------    ----------
   Net interest income after
      (credit) provision                   6,347         6,911
Non-interest income                        2,433         2,763
Securities (losses) gains                      0             0
Non-interest expense                       5,554         6,160
                                      ----------    ----------
   Income before income taxes
                                           3,226         3,514
Taxable-equivalent adjustment*
                                               7             5
Income tax expense                         1,158         1,285
                                      ----------    ----------
   Net Income                         $    2,061    $    2,224
                                      ==========    ==========

Per share data:
  Dividends payout ratio                   40.27%        37.34%
  Basic earnings per share            $      .87    $      .94
  Diluted earnings per share          $      .87    $      .93
  Dividends per share                 $      .35    $      .35

Total assets                          $  644,562    $  749,771
Shareholders' equity                  $   60,592    $   70,193
Tier 1 capital                        $   54,361    $   56,386
Weighted average number of shares
   outstanding                         2,372,848     2,372,892
Return on average assets                    1.28%         1.23%
Return on average equity                   13.74%        13.08%

* Tax exempt income is recorded on a fully taxable-equivalent basis.

                                  PROPOSAL TWO
                              ELECTION OF DIRECTORS

      The by-laws of FVNB provide that the Board of Directors shall be comprised of not more than twenty-five (25) members. The Board of Directors has set the number of directors at eleven (11) and has nominated the eleven (11) persons named below for election to the Board of Directors each to hold office until the next Annual Meeting of Shareholders and until his successor is elected and qualified. The proxies named in the accompanying Proxy, who have been designated by the Board of Directors, intend to vote for the eleven nominees set forth below, unless otherwise instructed in such Proxy. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if it is known that a nominee will be unable to serve before the holding of the election, proxies received by the Board of Directors will be deemed to authorize the Proxies to vote as they, in their discretion, may determine, or to vote for such other nominee for director, if any, as the Board of Directors may select. Any director vacancy occurring after the election may be filled by the affirmative vote of a majority of the remaining directors. During the period between any two successive annual meetings of the shareholders, the Board of Directors may fill a maximum of two (2) vacant directorships resulting from an increase in the number of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office or if it is a vacancy resulting from the increase in the number of directors, only until the next election of directors by the shareholders. All nominees for director are now serving as directors of FVNB.

Nominees for Election and Security Ownership of Management

      The name of each nominee for director, his present address, age, the year he first became a director of FVNB, his principal occupation or employment, executive offices with FVNB, and the number of shares of common stock of FVNB beneficially owned by him at April 23, 2001, are set forth below.

                                                               Executive Offices
                                          Served as              With FVNB,                  No. of Shares &
                                          Director          Principal Occupation          Nature of Beneficial         Percentage
Nominee & Address                 Age     Since (1)           or Employment (2)               Ownership (3)           of Class (4)
-----------------                 ---     ---------           -----------------           --------------------        ------------
Michael S. Anderson               38        1990       Chairman of the Board,                      150,902       (5)       6.06%
P. O. Box 2549                                         FVNB Corp. and First Victoria
Victoria, Texas 77902                                  National Bank; Attorney at Law

O. D. Edwards, Jr.                61        1973       Ranching, farming, oil & gas;                33,424       (6)       1.34%
P. O. Box 459                                          Formerly General Manager,
Sinton, Texas 78387                                    Welder-Edwards Cattle Co.

David P. Engel                    50        1994       Manager, Engel Investments, LLC              10,527       (7)           *
230 Amistad
Corpus Christi, Texas 78404

David M. Gaddis                   51        1989       President and                                23,184       (8)           *
701 Champions Row                                      Chief Executive Officer,
Victoria, Texas 77904                                  FVNB Corp.

Walter T. Haenggi                 43        1998       Ranching                                     27,529       (9)       1.11%
P. O. Box 2549
Victoria, Texas 77902

Robert L. Halepeska               47        1993       Executive Vice President,                    22,400       (10)          *
206 Tracy Lane                                         M. G. and Lillie A. Johnson
Victoria, Texas 77904                                  Foundation, Inc.

Thomas Lane Keller                43        1994       Keller & Associates,                          6,000       (11)          *
P. O. Box 2549                                         Certified Public Accountants
Victoria, Texas 77902

James Robert McCan                43        1997       McFaddin Enterprises, Inc.                    6,200       (12)          *
P. O. Box 146                                          (Ranching)
Victoria, Texas 77902

J. E. McCord                      84        1951       Retired (Previously partner,                 12,304       (13)          *
P. O. Box 3142                                         McCord Partnership - real
Victoria, Texas 77903                                  estate development)

Thomas M. O'Connor                78        1951       Sole Proprietor                              87,624       (14)      3.52%
P. O. Box 1398                                         (Ranching and farming)
Victoria, Texas 77902

Roger Welder                      42        1992       Vice-Chairman of the Board,                   8,500       (15)          *
2406 Lower Mission Valley                              FVNB Corp. and First Victoria
Road                                                   National Bank;
Victoria, Texas 77905                                  J. F. Welder Heirs
                                                       (Ranching, mineral holdings)

All Nominees for Director
and Executive Officers
As a group (12 persons)                                                                            391,639       (16)     15.73%

*     less than one percent

(1) With the exception of Walter T. Haenggi, the year indicated is the year each person first became a director of First Victoria National Bank. Upon the formation of the holding company in September 1998, each of these individuals became a director of both First Victoria National Bank and FVNB. Walter T. Haenggi was appointed as director of both First Victoria National Bank and FVNB in 1998.

(2) All nominees have been actively engaged in the business identified as their principal occupation for at least five years. All nominees except David M. Gaddis and Robert L. Halepeska are self-employed.

(3) Except as otherwise indicated, beneficial ownership of common stock is direct and the named beneficial owner has sole voting and investment powers with respect to the shares reflected as owned by him. Any family relationships are also indicated in the following notes to this table.

(4) The percentage of class represents the number of shares beneficially owned as a percentage of all outstanding shares of Company stock plus all exercisable stock options issued to directors and executive officers of FVNB.

(5) The beneficial stock holdings of Michael S. Anderson include 148,902 shares owned directly by him (including 4,000 exercisable stock options) and 2,000 shares owned by his spouse.

(6) The beneficial stock holdings shown for O. D. Edwards, Jr. include 4,000 shares issuable upon exercise of currently-exercisable stock options, 17,280 shares held by the Pattie Welder Edwards Estate of which he is co-executor, and 6,320 shares held by the 1976 Edwards Trust A, of which he is trustee.

(7) The beneficial stock holdings shown for David P. Engel include 1,800 shares held in an individual retirement account and 4,000 shares issuable upon exercise of currently-exercisable stock options.

(8) The beneficial stock holdings of David M. Gaddis include 21,000 shares issuable upon exercise of currently-exercisable stock options and 40 shares owned by his children.

(9) The beneficial stock holdings of Walter T. Haenggi include 3,000 shares issuable upon exercise of currently-exercisable stock options and 21,529 shares owned by his spouse.

(10) The beneficial stock holdings shown for Robert L. Halepeska include 4,000 shares issuable upon exercise of currently-exercisable stock options and 16,900 shares as to which he has sole voting rights as Executive Vice President of the M. G. and Lillie Johnson Foundation, Inc.

(11) The beneficial stock holdings shown for Thomas Lane Keller include 4,000 shares issuable upon exercise of currently-exercisable stock options.

(12) The beneficial stock holdings shown for James Robert McCan include 4,000 shares issuable upon exercise of currently-exercisable stock options and 2,200 shares owned by him in a management trust for which he holds sole voting rights.

(13) The beneficial stock holdings shown for J.E. McCord include 4,000 shares issuable upon exercise of currently-exercisable stock options.

(14) The beneficial stock holdings shown for Thomas M. O'Connor include 4,000 shares issuable upon exercise of currently-exercisable stock options, 2,336 shares held in the Madeline F. O'Connor Trust, and 14,952 shares in the name of Greta Investment Company for which he has sole voting rights.

(15) The beneficial stock holdings shown for Roger Welder include 4,000 shares issuable upon exercise of currently-exercisable stock options.

(16) The beneficial stock holdings of the nominees for director and executive officers as a group include the stock holdings of all the nominees as well as those of Dana K. Fowler, Secretary and Principal Accounting Officer of FVNB.

      None of the nominees for director is a director of any other company which has a class of securities registered under, or is required to file reports under, the Exchange Act, or of any company registered under the Investment Company Act of 1940.

      The nominees for director listed above, together with Billy W. Ruddock, constitute the current Board of Directors of FVNB. Mr. Ruddock is not standing for re-election. Mr. Ruddock, who has been a director since 1990, is retired. He was formerly Executive Assistant to the President of First Victoria National. Mr. Ruddock's address is 408 Masters, Victoria, Texas 77904. Please see "Security Ownership of Certain Beneficial Owners and Management" for a description of Mr. Ruddock's beneficial ownership in FVNB's common stock.

Section 16(a) Beneficial Ownership Reporting

      Section 16(a) of the Exchange Act requires FVNB's directors, executive officers and persons who own more than 10% of FVNB's common stock to file initial stock ownership reports and reports of changes in ownership with the SEC. FVNB is required to disclose in this Proxy Statement any failure to file such reports by the applicable dates during the last fiscal year. During 2000 no director, executive officer or principal shareholder of FVNB failed to file the appropriate reports as required by Section 16(a) of the Exchange Act. In making these disclosures, FVNB has relied solely on its review of the copies of the filings furnished to FVNB and written representations of the applicable persons.

Meetings and Committees of the Board of Directors

      During 2000, the Board of Directors of FVNB held seven regular meetings and one special meeting. Two directors, Michael S. Anderson and David P. Engel, attended fewer than 75% of the total board meetings and the meetings held by the committees of the Board of Directors on which they served during 2000.

      The Audit Committee of the Board of Directors of FVNB met five times during 2000. The function of the committee is to provide objective and independent oversight of FVNB's accounting functions and internal controls. The members of the Audit Committee are outside directors who are independent of management. The Audit Committee is required to review the basis for all financial reports with management and the independent public accountant. The committee was composed of Thomas Lane Keller, Chairman; Roger F. Welder, Vice-Chairman; O. D. Edwards, Jr., James R. McCan and J. E. McCord.

      The Executive and Nominating Committee of the Board of Directors of FVNB met twice during 2000. The committee, which meets on a call basis, serves two functions: to establish executive policy and to consider nominations for directors made by the shareholders. Until November 2000, the committee was composed of Roger F. Welder, Chairman; David P. Engel, Vice-Chairman; Michael S. Anderson; Thomas Lane Keller; J. E. McCord and Thomas M. O'Connor. In November 2000, subsequent to the last meeting of the committee, the FVNB Board appointed Walter Haenggi as an additional member of the committee.

      Nominations for directors may be submitted to FVNB's Executive and Nominating Committee until _______, 2001, and will be considered for inclusion in the list of nominees recommended by the Board of Directors for election at the Annual Meeting of Shareholders to be held in 2002. If the nomination is not included among those recommended by the Board of Directors, it will be presented in the Proxy Statement as a nomination that has been made, but that is not recommended by the Board of Directors. Additional written nominations may be made no later than thirty days prior to the Annual Meeting; however, such nominations will not be included in the Proxy Statement, but they will be included in the ballot used by the shareholders voting in person at the Annual Meeting. If the Merger Proposal is approved by shareholders and FVNB deregisters its shares under the Exchange Act, FVNB will no longer be required to file proxy materials with the SEC and will no longer be subject to the proxy solicitation provisions of Section 14 of the Exchange Act and the related SEC regulations.

      Shareholders desiring to make nominations should do so in writing, certified mail, return receipt requested, addressed to the Executive and Nominating Committee, Attention: Roger F. Welder, FVNB Corp., 101 S. Main Street, P. O. Box 1338, Victoria, Texas 77902.

Executive Officers

The following lists the executive officers of FVNB, the positions in which they served as executive officers, their principal occupation for the past five years and their beneficial stock ownership in FVNB as of April 23, 2001:

                                                                                                        No. of
                                                                                Served in               Shares          Percentage
Name                       Age         Title                                     Capacity              Owned (1)       of Class (2)
----                       ---         -----                                     --------              ---------       ------------
David M. Gaddis            51         President and                           09/98-Present           23,184  (3)            *
                                      Chief Executive Officer,
                                      FVNB Corp.

                                      President and                            07/89-05/00
                                      Chief Executive Officer,
                                      First Victoria National Bank

Dana K. Fowler             35         Secretary and Principal                 10/00-Present            3,045  (4)            *
                                      Accounting Officer,
                                      FVNB Corp.

                                      Senior Vice President                   05/00-Present
                                      Finance and Accounting,
                                      FVNB Corp.

                                      Senior Vice President                    04/97-05/00
                                      and Controller,
                                      First Victoria National Bank

                                      Vice President                           04/93-05/00
                                      and Controller,
                                      First Victoria National Bank

*     less than one percent

(1) Except as otherwise indicated, beneficial ownership of common stock is direct and the named beneficial owner has sole voting and investment powers with respect to the shares reflected as owned by him or her.
(2) The percentage of class represents the number of shares beneficially owned as a percentage of all outstanding shares of Company stock plus all exercisable stock options issued to directors and executive officers of FVNB.
(3) The beneficial stock holdings of David M. Gaddis include 21,000 shares issuable upon exercise of currently-exercisable stock options and 40 shares owned by his children.
(4) The beneficial stock holdings of Dana K. Fowler include 45 shares owned jointly with her spouse, 50 shares owned by her in an individual retirement account, 50 shares owned by her spouse in an individual retirement account, and 2,900 shares issuable upon exercise of currently-exercisable options.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Retirement Committee Report

      Under rules established by the SEC, FVNB is required to provide certain data and information in regard to the compensation and benefits provided to FVNB's Chief Executive Officer ("CEO") and other four most highly compensated executive officers, provided that their aggregate compensation exceeded $100,000 in 2000. The disclosure requirements for these individuals (the "named executive officers") include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting all executive officers. In fulfillment of this requirement, the Compensation and Retirement Committee of First Victoria National Bank ("the Bank"), at the direction of its Board of Directors, has prepared the following report for inclusion in this Proxy Statement. All cash compensation paid to both officers of FVNB and officers of the Bank was paid by the Bank in 2000. No officer received any additional cash compensation related to their positions with FVNB.

Compensation Philosophy

      The executive compensation program is administered by the Compensation and Retirement Committee of the Board of Directors of the Bank (the "Committee") which is composed of the individuals listed below who are outside directors of the Bank. The program has been designed to enable the Bank to attract, motivate and retain officers by providing a fully competitive total compensation opportunity based on performance. As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives and less on salary, causing greater variability in the individual's absolute compensation level from year to year. The Committee is accountable for the approval of responsible executive compensation programs which relate the pay levels of executives to the performance of the Bank, while providing appropriate incentives to deliver the maximum short and long-term financial results for the benefit of the shareholders. The program provides for incentive opportunities for the achievement of financial performance goals established by the Committee in the form of short-term awards which recognize current achievements and long-term awards which strengthen the mutuality of interests between management and FVNB. Long-term incentives reward executives for delivering long-term value to the Bank's shareholder. The Committee makes recommendations to the Board of Directors on compensation actions involving executive officers of the Bank.

      With respect to the CEO, the Committee recommends to the Board of Directors the CEO compensation. In determining the CEO salary, the Committee considers such factors and criteria as objectives of the Bank and the attainment thereof, the ability of the CEO to develop, train, and motivate a competent management team, the success of the CEO of promoting and growing the Bank in the communities served, the ability to work with and carry-out the directives of the Board of Directors, and the success of the CEO in rewarding FVNB with a satisfactory return on its investment. Finally, the Committee considers the success of managing the Bank in a safe and sound manner. The base salary is determined based on the aforementioned criteria after consideration of the compensation of CEOs in other comparable financial institutions and the supply and demand in the market place.

      Following is a discussion of the executive compensation program along with a description of the decisions and actions taken by the Committee with regard to 2000 compensation.

Compensation Program

      Total annual cash compensation for executive management consists of base salary and the cash incentive earned under the Bank's Officer Annual Incentive Compensation Plan. At the senior executive levels, base salaries, the fixed regular period component of pay, are determined by comparison to salary ranges for equivalent positions in peer groups of banks with similar characteristics. Annual awards, which are directly linked to the short-term growth and financial performance of the Bank as a whole, are designed to provide better-than-competitive pay only for better-than-competitive performance. Total annual cash compensation varies each year based on achievement of the Bank growth and financial performance goals established by the Committee and changes in base salary.

      Based on the growth and financial objectives which the Committee established for 2000, the Bank accrued approximately $355,000 under the Officer Annual Incentive Compensation Plan for the year ended December 31, 2000. The resulting annual compensation is reported in various columns in the Summary Compensation Table below for FVNB's one named executive officers. No other executive officers of FVNB earned in excess of $100,000 during 2000. The annual compensation for the one named executive officer does not include a bonus pursuant to the Bank's Officer Annual Incentive Compensation Plan due to his assumption of full-time responsibilities as President and CEO of FVNB Corp. effective May 15, 2000.

      The Compensation Committee has considered the limitations on deductibility of certain compensation under Section 162(m) of the Internal Revenue Code. The Committee's current policy is to ensure that all compensation is deductible under Section 162(m) when paid.

                                      The Compensation and Retirement Committee,

                                      David P. Engel, Chairman
                                      O. D. Edwards, Jr., Vice-Chairman
                                      Walter Haenggi
                                      Thomas Lane Keller
                                      James R. McCan
                                      Thomas M. O'Connor

Report of 1998 FVNB Corp. Stock Incentive Plan Committee

      The 1998 FVNB Corp. Stock Incentive Plan Committee of FVNB is composed of the individuals listed below who are all outside directors of FVNB. The Committee determines the stock option grants to the officers, directors and employees of FVNB and its subsidiaries. During 2000 this Committee met and granted options to purchase a total of 69,600 shares of common stock at an exercise price of $36.25 to certain directors and officers. Options have a six-month vesting period for directors and a ratable three-year vesting period for officers. All options expire ten years from the date of grant. The primary purpose of the Stock Incentive Plan is to increase the interest of the directors, employees and officers of FVNB and its subsidiaries in FVNB's future growth and success through the added incentive created by the opportunity for stock ownership under the Plan. The size of the option grants was determined by the Committee based upon a subjective assessment of the individual's performance and other factors. The exercise price of each option granted equaled the fair market value of the common stock as of the date of grant.

                                      Stock Incentive Plan Committee,

                                      David P. Engel, Chairman
                                      O. D. Edwards, Jr., Vice-Chairman
                                      Walter Haenggi
                                      Thomas Lane Keller
                                      James R. McCan
                                      Thomas M. O'Connor

Compensation and Retirement Committee and Stock Incentive Plan Committee Interlocks and Insider Participation

O. D. Edwards, Jr., Thomas Lane Keller, James R. McCan, and Thomas M. O'Connor each have indebtedness outstanding with the Bank in an amount which exceeds $60,000, which indebtedness is fully performing and is included in the summary disclosure regarding the aggregate amounts receivable to the Bank from certain related parties of the Bank set forth under the caption "Certain Relationships and Related Transactions." All of these individuals are members of both the Stock Incentive Plan Committee and the Compensation and Retirement Committee.

Comparison of Five-Year Cumulative Total Return

The following graph compares the five-year cumulative total return of FVNB's common stock with that of the Russell 2000 major market index and the NASDAQ Banks index. Cumulative total return is calculated assuming an initial $100 investment and subsequent reinvestment of dividends paid over the five-year period. The NASDAQ Banks index includes banks of various size and value. The Russell 2000 index is used as the major market index that most closely approximates FVNB's size for a variety of industries not restricted to banking.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG FVNB CORP., THE RUSSELL 200 INDEX AND THE NASDAQ BANK
                                      INDEX

                            FVNB      NASDAQ BANK       RUSSELL 2000
              12/95         100           100               100
              12/96         131           126               115
              12/97         212           206               138
              12/98         186           182               134
              12/99         229           168               160
              12/00         226           192               153

      The foregoing graph assumes that the value of the investment in FVNB common stock and each index was $100 on December 31, 1995 and that all dividends were reinvested. The information presented is as of the fiscal year ending December 31, for each of the five years shown.

Summary Compensation Table

      The following compensation table sets forth all compensation for services in all capacities paid by FVNB to the most highly compensated executive officer of FVNB whose aggregate compensation exceeded $100,000 for 2000.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Long Term Compensation
                                                                            ----------------------------------------
                                              Annual Compensation                    Awards
                                          ------------------------------    ------------------------
                                                                           Other
                                                                  Annual    Restricted      Options/         LTIP       All Other
                                          Salary       Bonus       Comp.      Stock         SARs (#)        Payouts    Compensation
Name and Principal position      Year       (a)         (b)        (N/A)      Awards                         (N/A)         (c)
====================================================================================================================================
David M. Gaddis                  2000     $196,584          $0                 0.00                                      $4,915
President & Chief                ---------------------------------------------------------------------------------------------------
Executive Officer                1999     $186,412    $117,303                 0.00                                      $4,000
                                 ---------------------------------------------------------------------------------------------------
                                 1998     $181,626     $66,717                 0.00                                      $4,000
------------------------------------------------------------------------------------------------------------------------------------

(a) Represents the annual wages earned by the named executive officer plus any fees received for service in the capacity of director. All cash compensation paid to the named officer was paid by the Bank. FVNB did not pay any cash compensation to any officer or director.

(b) Represents the short-term cash award earned under the Incentive Compensation Plan. Amounts are payable by March 1st in the year following the year in which the award was earned.

(c) Includes portions relating to the Bank's matching of the named executive officers' 401(k) contribution to the Employees' Profit Sharing Plan.

Option Grants in Last Fiscal Year

------------------------------------------------------------------------------------------------------------------------------------
                                         Percent of
                                            Total                                                   Potential Realizable
                                           Options                                                    Value at Assumed
                      Number of          Granted To                                                 Annual Rates of Stock
                      Securities          Employees                                                  Price Appreciation
                      Underlying        and Directors         Exercise or                              For Option Term
                       Options            In Fiscal            Base Price     Expiration        ---------------------------------
                     Granted (1)            Year                 ($/Sh)          Date           5% ($) (2)            10% ($) (2)
------------------------------------------------------------------------------------------------------------------------------------
David M. Gaddis         15,000             21.55%                36.25         05/15/10          341,961                866,597
------------------------------------------------------------------------------------------------------------------------------------

(1) The options shown in the table are nonstatutory stock options, each of which were granted under FVNB's 1998 FVNB Corp. Stock Incentive Plan, with an exercise price equal to the fair market value on the date of grant. Options have a six month vesting period for directors and a ratable three year vesting period for officers. All options expire ten years from the date of the grant.

(2) The dollar amounts shown are based on certain assumed rates of appreciation and the assumption that the options will not be exercised until the end of the expiration periods applicable to the options. Actual realizable values, if any, on stock option exercises and common stockholdings are dependent on the future performance of FVNB's common stock and overall stock market conditions. There can be no assurances that the amounts reflected will be achieved.

Retirement Plan

      The retirement plan for employees of First Victoria National Bank is a non-contributory, trustee retirement plan, providing retirement and death benefits to all full-time employees who have completed one year of service. Benefits accrue to the participants based upon years of service and salary. The funding is limited to the maximum amounts that are available for deduction for federal income tax purposes. Contributions of approximately $325,000 and $26,000 were made to fund the plan during 1999 and 1998, respectively. No contributions were made to the plan during 2000. The plan provides for a single benefit formula that is based on the participant's final adjusted monthly compensation. Employees are required to complete five years of service for their retirement to vest. During 2000, no amounts were paid or distributed to executive officers pursuant to the plan.

      As of December 31, 2000, the most highly compensated executive officer of FVNB whose aggregate compensation exceeded $100,000 had years of credited service as follows: David M. Gaddis - 21 years. If Mr. Gaddis works until the normal retirement age of 65, his estimated annual benefit under the plan would be approximately $106,492 assuming no future salary increases or decreases.

Directors' Compensation

      The Directors of FVNB are the same individuals as the Directors of First Victoria National Bank. The Directors of First Victoria National Bank are compensated by the bank for their service as directors. Directors receive a cash payment of $500 for each meeting of the bank's Board of Directors attended and a cash payment of $300 for each committee meeting attended. In addition, beginning in May 2000 FVNB began paying Directors of FVNB cash compensation in like amounts for attending meetings of FVNB's Board of Directors or committees thereof, except that no such compensation is payable for attendance at any meeting of FVNB's Board of Directors or any committee thereof that is held in conjunction with a meeting of the Board of Directors of First Victoria National Bank, in the case of Company Board meetings, or the corresponding committee of the bank's Board, in the case of Company committee meetings. During 1998, the Directors of FVNB were granted options to purchase 2,000 shares of common stock of FVNB with the exception of Walter T. Haenggi who received options to purchase 1,000 shares of common stock of FVNB and David M. Gaddis who received options to purchase 9,000 shares of common stock of FVNB for his service as an officer of First Victoria National Bank. During 1999, the Directors of FVNB were granted additional options to purchase 1,000 shares of common stock of FVNB with the exception of David M. Gaddis who received options to purchase 15,000 shares of common stock of FVNB for his service as an officer of First Victoria National Bank.

      During 2000, the Directors of FVNB were granted additional options to purchase 1,000 shares of common stock of FVNB with the exception of David M. Gaddis who received options to purchase 15,000 shares of common stock of FVNB for his service as an officer of First Victoria National Bank. During 2000, First Victoria National Bank maintained the First Victoria National Bank Board of Directors Deferred Compensation Plan pursuant to which directors may elect to have their director fees deferred. Distribution of the amount owing under the plan to each director commences on the later of January 1 of the year subsequent to the year in which the director reaches the age of sixty-five or on January 1 of the year subsequent to the year in which the director ceases to be a director. The method of distribution of the amount owing, which is determined at the time the director elects to participate, may be in one lump sum or in any number of equal annual installments, not to exceed ten. The plan provides for alternative investment options for plan participants. During 2000, two directors participated in the plan with total deposits to the plan of approximately $28,600.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The aggregate amount receivable by First Victoria National Bank and Citizens Bank of Texas, both subsidiaries of FVNB, from certain related parties of FVNB (directors and executive officers, including their associates, immediate family members and companies in which they are principal owners) was approximately $4,073,000 as of December 31, 2000 (approximately .57% of FVNB's total consolidated assets at such date). In the opinion of management of the banks, such loan transactions with related parties have been and will continue to be entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and do not involve more than the normal risk of collectability or involve a delinquency as to payment of principal or interest or present other unfavorable features.

Report of the Audit Committee

      FVNB's Audit Committee is responsible for providing objective and independent oversight of FVNB's accounting functions and internal controls. Such oversight responsibility includes, but is not limited to, making recommendations concerning the engagement of independent public accountants, reviewing the financial statements and the scope of the independent annual audit, reviewing and reassessing the adequacy of the Audit Committee's charter, reviewing the independent public accountants, considering the range of audit and non-audit fees, monitoring internal financial and accounting controls and performing such other oversight functions as may be requested from time to time by the Board of Directors.

REPORT:

      The Audit Committee has:

      o reviewed and discussed the audited financial statements with management;

      o discussed with the independent auditors the matters required to be discussed by SAS 61; and

      o received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, and discussed with the auditors the auditors' independence.

      Based on the review and discussions with management and FVNB's independent accountants referenced above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in FVNB's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC.

      The Board of Directors has determined that the members of the Audit Committee are "independent" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee has adopted a written charter. The charter is included as "Annex E" to this proxy statement.

                                            the Audit Committee,

                                            Thomas Lane Keller, Chairman
                                            Roger F. Welder, Vice-Chairman
                                            O. D. Edwards, Jr.
                                            James R. McCan
                                            J. E. McCord

                     FEES PAID TO PRINCIPAL ACCOUNTING FIRM

      During the year ended December 31, 2000 FVNB was billed for the following fees by FVNB's principal accounting firm, KPMG LLP:

    Audit Fees for Fiscal Year 2000...................................  $104,000
    Financial Information Systems Design and Implementation...........        --
    All other Fees....................................................    13,500

      The Audit Committee has considered whether the provision of services covered in billings included under "All Other Fees" listed above is compatible with maintaining the principal accounting firm's independence. The Audit Committee has concluded that the provisions of such non-audit services would not jeopardize the independence of KPMG LLP.

                                 PROPOSAL THREE
                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors of FVNB has selected KPMG LLP as independent public accountants to audit the consolidated financial statements of FVNB and its subsidiaries for the current fiscal year, and such selection will be submitted to the shareholders for ratification at the meeting. The Board of Directors of FVNB recommends approval of this selection of auditors by the shareholders. Unless otherwise indicated, the accompanying Proxy will be voted for the selection of KPMG LLP as independent public accountants of FVNB for the current fiscal year. Should shareholder ratification not be obtained, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. Representatives of KPMG LLP will be present at the Annual Meeting, and they will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

      Proposals from shareholders intended to be presented at the 2001 Annual Meeting must be received in writing by FVNB at its principal offices not later than ___________, 2001.

                                  OTHER MATTERS

      Management of FVNB knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, unless otherwise instructed, it is intended that the persons named in the proxy will vote shares according to their best judgment.

                       WHERE YOU CAN FIND MORE INFORMATION

      FVNB files reports, proxy and information statements and other information with the SEC. Copies of these reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at the following locations:

   Washington, D.C.           Chicago, Illinois            New York, New York
    Judiciary Plaza            Citicorp Center          Seven World Trade Center
       Room 1024           500 West Madison Street             13th Floor
450 Fifth Street, N.W.           Suite 1400             New York, New York 10048
Washington, D.C. 20549     Chicago, Illinois 60661

      Copies of these reports, proxy and information statements and other information can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website, located at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding FVNB, including the reports, proxy and information statements and other information incorporated by reference herein as more fully described below.

      FVNB has filed a Schedule 13E-3 under the Exchange Act in connection with the merger. You may inspect and copy the Schedule 13E-3 at any of the SEC locations listed above. This document does not contain all of the information contained in the Schedule 13E-3 because certain parts have been omitted in accordance with the rules and regulations of the SEC. You may inspect and copy the Schedule 13E-3 at any of the SEC locations listed above.

                   ADDITIONAL DOCUMENTS AND OTHER INFORMATION
                            INCORPORATED BY REFERENCE

      The rules and regulations of the SEC allow FVNB to incorporate into this document by reference certain reports, proxy and information statements and other information, which means that important information may be disclosed to you by FVNB by referring you to another report, proxy or information statement or other information filed separately by FVNB with the SEC. The reports, proxy and information statements and other information incorporated into this document by reference are deemed to be part of this document, except for any information superseded by information contained in, or incorporated by reference into, this document. This document hereby incorporates by reference the reports listed below, which have been previously filed by FVNB with the SEC, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act's forward looking statement safe harbor contained in such document is excluded, and is not incorporated herein by reference. The following reports contain information about FVNB and its financial condition, results of operations and business that are important to you, and we encourage you to read it carefully in connection with your review of this document.

      (1) Annual Report on Form 10-K, filed by FVNB with the SEC on March 27, 2001, to report results for its fiscal year ended December 31, 2000.

      (2) The Consolidated Financial Statements, and the notes thereto, of FVNB as of and for its fiscal year ended December 31, 2000, set forth on pages 22-47 of FVNB's 2000 Annual Report to Shareholders, which is included as Exhibit 13 to FVNB's Annual Report on Form 10K for the year ended December 31, 2000, filed with the SEC on March 27, 2001.

      (3) The discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth on pages 6-20 of FVNB's 2000 Annual Report to Shareholders, which is included as Exhibit 13 to FVNB's Annual Report on Form 10K for the year ended December 31, 2000, filed with the SEC on March 27, 2001.

      FVNB is also incorporating by reference all additional reports, proxy and information statements and other information filed by FVNB with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the Annual Meeting described herein.

      FVNB has supplied all information contained in or incorporated by reference in this document relating to FVNB, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act's forward looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference.

      You may have been sent some of the reports, proxy and information statements and other information incorporated by reference in this document by FVNB, but you can also obtain any of them through the SEC at the locations described above, or through FVNB at the address below. FVNB will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report, proxy or information statement or other information incorporated by reference in this document by FVNB. You should direct your request to the following address:

                                   FVNB Corp.
                          101 S. Main Street, Suite 508
                              Victoria, Texas 77902
                         Attn: Dana K. Fowler, Secretary
                                 (361) 573-6321

                                       By Order of the Board of Directors

                                       Dana K. Fowler
                                       Secretary

Dated:  ___________, 2001

                                     ANNEX A

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger dated effective as of April 19, 2001 (this "Agreement"), is entered into by and between FVNB Corp., a Texas corporation (the "Company"), and FVNB Merger Corp., a Texas corporation ("Merger Corp.").

                                   WITNESSETH

      WHEREAS, the Company is a business corporation duly incorporated and validly existing under the laws of the State of Texas, with authorized capital stock consisting of Twenty Million (20,000,000) shares ("Shares") of common stock, $.01 par value per share (the "Company Stock"), of which 2,372,892 Shares are issued and outstanding; and

      WHEREAS, Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Texas, with authorized capital stock consisting of 1,000 shares of common stock, $0.01 par value per share (the "Merger Corp. Stock"), of which 1,000 shares are issued and outstanding; and

      WHEREAS, the boards of directors of the Company and Merger Corp. have approved the terms and conditions of this Agreement pursuant to which Merger Corp. will be merged with and into the Company (the "Merger") with the Company surviving the Merger;

      NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                     MERGER

      1.01. GENERAL. At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Merger Corp. will be merged with and into the Company (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) and continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Merger Corp. and the Company.

      1.02. NAME AND ORGANIZATION. The name of the Surviving Corporation shall remain and thereafter be "FVNB Corp." The Articles of Incorporation and Bylaws of the Company in effect at the Effective Time shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

      1.03. RIGHTS AND INTERESTS. At the Effective Time, all rights, franchises, and interests of the Company and Merger Corp., respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. The Surviving Corporation at the Effective Time, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Merger Corp., respectively, immediately prior to the Effective Time.

      1.04. LIABILITIES AND OBLIGATIONS. Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Merger Corp. All debts, liabilities, obligations, and contracts of the Company and Merger Corp., matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Merger Corp., as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Merger Corp. shall be preserved unimpaired.

      1.05. DIRECTORS AND OFFICERS. The directors, advisory directors, and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors, advisory directors, and officers, respectively, of the Company immediately before the Effective Time. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

      1.06. ADOPTION. Unless contrary to the laws of the State of Texas or the United States of America or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and Merger Corp., their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Merger Corp. immediately before the Effective Time.

                                   ARTICLE II

                               TERMS OF THE MERGER

      2.01. GENERAL. The manner of exchanging and converting the issued and outstanding shares of Company Stock and Merger Corp. Stock shall be as hereinafter provided in this Article II.

      2.02. CONVERSION AND CANCELLATION OF STOCK. At the Effective Time,

            (a) all outstanding shares of Company Stock, whether Record Shares (as hereinafter defined), Street Shares (as hereinafter defined), or Trust Department Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 2,000 Shares immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $45.00 per share of Company Stock (the "Merger Consideration"); provided, however, that the Company may presume that all Street Shares and Trust Department Shares are held by Holders holding fewer than 2,000 Shares immediately prior to the Effective Time unless any of the Company, a beneficial owner of Street Shares, the Bank or any beneficial owner of Trust Department Shares is able to demonstrate to the Company's satisfaction that such shares are held beneficially by a Holder holding 2,000 or more Shares immediately prior to the Effective Time, in which event such Shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

            (b) all outstanding shares of Company Stock other than those described in paragraph (a) as being converted into the right to receive the Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

            (c) the outstanding shares of Merger Corp. Stock shall, without any action on the part of the holder thereof, be canceled.

      In no event shall any Holder holding, of record or beneficially, immediately prior to the Effective Time 2,000 or more Shares (including any combination of Record Shares, Street Shares and Trust Department Shares) in the aggregate be entitled to receive any Merger Consideration with respect to the Shares so held. It shall be a condition precedent to the right of any Holder to receive the Merger Consideration, if any, payable with respect to the Shares held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.03 that such Holder held, of record and beneficially, immediately prior to the Effective Time fewer than 2,000 Shares (including any combination of Record Shares, Street Shares and Trust Department Shares) in the aggregate.

      For purposes hereof,

      (1) the term "Record Shares" shall mean shares of Company Stock other than Street Shares and Trust Department Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

      (2) the term "Street Shares" shall mean shares of Company Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

      (3) the term "Trust Department Shares" shall mean shares of Company Stock held of record by Oster & Co for the benefit of customers of the Trust and Investment Management Department of First Victoria National Bank (the "Bank"), and any Trust Department Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the Bank;

      (4) the term "Holder" shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of the Company, and
(ii) any other person or persons who would be deemed to be a "Holder" under clause (i) above if the Shares such person holds beneficially either in street name or as a customer of the Trust and Investment Management Department of the Bank were held of record by such person or persons; and

      (5) the term "Cash-Out Shares" shall mean any shares of Company Stock that are converted into the right to receive the Merger Consideration pursuant to this Section 2.02.

      The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this
Section 2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of Shares held by any Holder immediately prior to the Effective Time. All determinations by the Company under this Section 2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

      For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Company Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the Shares held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of Shares held by such Holder.

      2.03 Exchange of Certificates. (a) Payment Procedure. Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares that appear, based on information available to the Company, may have been converted into the right to receive the Merger Consideration (other than Shares as to which rights of dissent have been perfected as provided in Section 2.04) ("Certificates"), a letter of transmittal (which shall contain the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Merger Consideration, if any, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the provisions of Section 2.02, be entitled to receive in exchange therefor the Merger Consideration payable with respect to the Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the share transfer records of the Company, the Merger Consideration, if any, payable in respect thereof may be paid or issued to the transferee if the Certificate representing such Shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

            (b) Abandoned Property Laws. The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      2.04. APPRAISAL RIGHTS OF SHAREHOLDERS. Shareholders may dissent from the Merger and exercise their appraisal rights pursuant to and subject to the provisions of Articles 5.11 through 5.13 of the Texas Business Corporation Act.

                                   ARTICLE III

                   REPRESENTATIONS, WARRANTIES, AND COVENANTS
                                 OF THE COMPANY

      The Company hereby represents, warrants, and covenants to and with Merger Corp. as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

      3.01. ORGANIZATION. The Company is a business corporation duly incorporated, validly existing, and in good standing under the laws of the State of Texas. The Company has the corporate power to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

      3.02. GOVERNMENTAL AUTHORIZATIONS. The Company and its subsidiaries are each in compliance in all material respects with all applicable federal, state, and local laws, rules, regulations, and orders, including, without limitation, those imposing taxes. The approval, execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, subject to the receipt of the consents and approvals described in Section 6.03 below, will not violate in any material respect any provision of, or constitute a default under, any applicable law, rule, or regulation of any governmental agency or instrumentality, either domestic or foreign, applicable to the Company.

      3.03. NO CONFLICT WITH OTHER INSTRUMENTS. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company or any of its subsidiaries is a party, and will not conflict with any provisions of the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries, and will not constitute an event that with the lapse of time or action by a third party could result in any default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or any of its subsidiaries or upon the Company Stock.

      3.04. NO CONFLICT WITH JUDGMENTS OR DECREES. The consummation of the transactions in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which the Company or any of its subsidiaries is a party or is subject.

      3.05. APPROVAL OF AGREEMENTS. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by the Company. The Company has full corporate power, authority, and legal right to enter into this Agreement.

      3.06. CAPITAL STOCK. The authorized capital stock of the Company consists solely of the Company Stock, all of the shares of which are validly issued, fully paid, and not issued in violation of the preemptive rights of any shareholder.

                                   ARTICLE IV

                   REPRESENTATIONS, WARRANTIES, AND COVENANTS
                                 OF MERGER CORP.

      Merger Corp. hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date as follows:

      4.01. ORGANIZATION. Merger Corp. is a Texas corporation duly incorporated, validly existing, and in good standing under the laws of the State of Texas. Merger Corp. has the corporate power and authority to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the businesses conducted by it requires qualification.

      4.02. CAPITAL STOCK. The authorized capital stock of Merger Corp. consists solely of the Merger Corp. Stock, of which 1,000 shares are currently issued and held by the Company. There are no outstanding subscriptions, warrants, options, or rights of any kind to acquire from Merger Corp. any shares of Merger Corp. Stock, other equity securities, or debt securities.

      4.03. SUBSIDIARIES OR AFFILIATES. Merger Corp. does not own of record or beneficially, and is not obligated to acquire any capital stock, other equity securities, debt securities, or other interest of or in any corporation, government, or other entity. Between the date hereof and the Effective Time, Merger Corp. will not create or acquire any subsidiaries without the prior written consent of the Company.

      4.04. APPROVAL OF AGREEMENTS. The Board of Directors of Merger Corp. has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery by Merger Corp. of this Agreement. Merger Corp. has full corporate power, authority, and legal right to enter into this Agreement and, upon appropriate vote of the shareholders of Merger Corp., to approve this Agreement and consummate the transactions contemplated hereby.

                                    ARTICLE V

                    CONDITIONS TO OBLIGATIONS OF MERGER CORP.

      The obligations of Merger Corp. to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Merger Corp. may waive such conditions in writing:

      5.01. LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

      5.02. REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

      The obligations of the Company to cause the Merger to be consummated shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

      6.01. LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

      6.02. REPRESENTATIONS AND WARRANTIES. All representations and warranties of Merger Corp. contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Merger Corp. shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date.

      6.03. SHAREHOLDER APPROVAL. This Agreement shall have been approved by a vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Company Stock.

      6.04. FINANCING. The Company shall have received the proceeds of any and all financing arrangements as the Company may deem necessary or appropriate in connection with the consummation of the transactions contemplated hereby, such financing arrangements to be on terms satisfactory to the Company.

      6.05 DISSENTING AND CASH-OUT SHARES. The aggregate number of Cash-Out Shares and shares of Company Stock held by shareholders who shall have delivered notice of their intent to exercise their dissenters' rights with respect to the Merger shall not exceed 375,000].

                                   ARTICLE VII

                                    EXPENSES

      Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

                                  ARTICLE VIII

                         CLOSING DATE AND EFFECTIVE TIME

      The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The "Closing Date" shall be such date as the Presidents of the Company and Merger Corp., respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Merger Corp. shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The "Effective Time" is the date on which the Merger is effective, which shall be on the date specified in the certificate of merger to be issued by the Secretary of State of Texas, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the Secretary of State of Texas.

                                   ARTICLE IX

                                   AMENDMENTS

      This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto prior to the Closing Date.

                                    ARTICLE X

                                   TERMINATION

      This Agreement may be terminated by either the Company or Merger Corp. at any time prior to the Effective Time. In the event of a termination of this Agreement, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

                                   ARTICLE XI

                                     NOTICES

      All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

If to the Company, at

            101 S. Main St.
            Victoria, Texas 77901

If to Merger Corp, at

            101 S. Main St.
            Victoria, Texas 77901

                                   ARTICLE XII

                                  MISCELLANEOUS

      12.01. FURTHER ASSURANCES. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

      12.02. SEVERABILITY. In the event that any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.

      12.03. CONSTRUCTION. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

      12.04. GENDER. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

      12.05. HEADINGS. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

      12.06. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      12.07. GOVERNING LAW. THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF OR OF ANY STATE.

      12.08. COURT COSTS AND ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

      12.09. INUREMENT. Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

      12.10. WAIVERS. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

      12.11. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.

                                  FVNB CORP.

                                  By: /s/ DAVID M. GADDIS
                                      ------------------------------------------
                                    Title: President and Chief Executive Officer


                                  FVNB MERGER CORP.

                                  By: /s/ DAVID M. GADDIS
                                      ------------------------------------------
                                    Title: President

                                     ANNEX B

                          THE BANK ADVISORY GROUP, INC.
                  Bank M&A Specialists o Bank Stock Appraisers

                                 April 19, 2001

Board of Directors
FVNB Corp.
Victoria, Texas

Gentlemen:

You have requested that The Bank Advisory Group, Inc. act as an independent financial analyst and advisor to the Board of Directors of FVNB Corp., a Texas corporation ("FVNB"), in connection with a Merger Agreement (the "Merger Agreement") proposed to be entered into between FVNB and FVNB Merger Corp., a Texas corporation and wholly-owned subsidiary of FVNB ("Merger Corp."). The Merger Agreement provides for the merger ("Merger") of Merger Corp. with and into FVNB. In our role as an independent financial analyst, you have requested our opinion with regard to the financial fairness - from the perspective of all shareholders of FVNB, including both those shareholders of FVNB who will receive cash in connection with the proposed Merger (the "Cash Recipient Shareholders") and those shareholders of FVNB who will remain shareholders of FVNB after the Merger - of the per share cash price of $45.00, as provided in the Merger Agreement.

Our understanding is that FVNB Corp. proposes to consummate the Merger pursuant to the following financial terms:

      o Each share of FVNB common stock held by a shareholder who is not a Dissenting Shareholder (as defined below) and who holds less than 2,000 shares of FVNB common stock will be converted into the right to receive cash in an amount equal to $45.00 per share of common stock ("Cash Consideration"). All other shares of FVNB not so converted will continue to be outstanding after the Merger.

      o A Dissenting Shareholder is defined as a shareholder who perfects his/her dissenter's rights in accordance with the relevant provisions of the Texas Business Corporation Act.

The Bank Advisory Group, Inc., as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to our retention for this assignment, The Bank Advisory Group had previously provided financial advisory services to FVNB Corp.; however, the revenues derived from the delivery of such services are insignificant when compared to The Bank Advisory Group's total gross revenues.

In connection with this opinion and with respect to FVNB Corp., we have reviewed, among other things:

      1. Audited consolidated financial statements for FVNB for the years ended December 31, 2000 and 1999;

      2. Consolidated financial statements for FVNB presented on form F.R. Y-9C for the three years ended December 31, 1998 through 2000, as filed with federal bank regulatory agencies;

      3. Parent company-only financial statements for FVNB's wholly-owned subsidiary, FVNB Delaware Corp., presented on form F.R. Y-9LP for the three years ended December 31, 1998 through 2000, as filed with federal bank regulatory agencies

      4. Reports of Condition and Income for FVNB's indirectly-owned subsidiary banks - First Victoria National Bank, Victoria, and Citizens Bank of Texas, N.A., New Waverly, Texas - for the five years ended December 31, 1996 through 2000, as filed with the Federal Deposit Insurance Corporation;

      5.    Internal financial statements for FVNB, as of March 31, 2001;

      6. The condition of the commercial banking industry, as indicated in financial reports filed with various federal bank regulatory authorities by all federally-insured commercial banks;

      7. Certain internal financial analyses and forecasts for FVNB prepared by the management of FVNB, including projections of future performance;

      8. For both First Victoria National Bank and Citizens Bank of Texas, N.A., certain other summary materials and analyses with respect to their respective loan portfolios, securities portfolios, deposit bases, fixed assets, and operations including, but not limited to:
            (i) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economies, (ii) analyses concerning the adequacy of the loan loss reserves, (iii) schedules of "other real estate owned," including current carrying values and recent appraisals, and (iv) schedules of securities, detailing book values, market values, and lengths to maturity; and,

      9. Such other information - including financial studies, analyses, investigations, and economic and market criteria - that we deem relevant to this assignment.

In connection with this opinion and with respect to the proposed Merger, we further have reviewed, among other things:

      1. The price-to-equity and price-to-earnings multiples of selected banking organizations based in Texas that have publicly-traded common stocks, together with the financial performance and condition of such banking organizations;

      2. Monthly price levels and related fundamental financial characteristics of all United States banking organizations that have publicly-traded common stock for the prior eighteen months ending March 31, 2001; and,

      3. Such other information - including financial studies, analyses, investigations, and economic and market criteria - that we deem relevant to this assignment.

Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion - not a certification of value.

We have relied upon the information provided by the management of FVNB and its subsidiaries, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of FVNB or its subsidiaries. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of FVNB or its subsidiaries since the date of the last financial statements made available to us. We have met with the management of FVNB for the purpose of discussing the relevant information that has been provided to us.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, we conclude that the Cash Consideration of $45.00 per share that the Cash Recipient Shareholders are entitled to receive in connection with the Merger, is fair, from a financial standpoint, to all shareholders of FVNB, including those shareholders receiving the Cash Consideration as well as those shareholders of FVNB who will remain shareholders of FVNB after the Merger.

This opinion is available for disclosure to the shareholders of FVNB. Accordingly, we hereby consent to the reference of this opinion and our Firm in any disclosure materials provided to the shareholders of FVNB. If necessary and appropriate, we will issue a confirming fairness opinion dated coincident with, or immediately prior to, the mailing of the disclosure materials to the shareholders of FVNB, and that reaffirms our opinion regarding the fairness of the proposed transaction.

                                                  Respectfully submitted,

                                                  THE BANK ADVISORY GROUP, INC.


                                                  By  /s/ ROBERT L. WALTERS
                                                      --------------------------

                                     ANNEX C

                                                                   Morgan Keegan

Morgan Keegan & Company, Inc.
Morgan Keegan Tower
Fifty Front Street
Memphis, Tennessee 38103
901/524-4100 Telex 69-74324
WATS 800/366-7426

Members New York Stock Exchange, Inc.

April 19, 2001

Board of Directors
FVNB Corp.
101 South Main Street
Victoria, TX 77901

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of FVNB Corporation (the "Company") of the cash consideration to be paid to certain holders of the Company's stock in connection with a proposed going-private merger transaction of the Company (the "Transaction") pursuant to and in accordance with the terms of a Merger Agreement (the "Agreement") proposed to entered into between the Company and FVNB Merger Corp., a Texas corporation and wholly-owned subsidiary of the Company ("Merger Corp."). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

You have advised us that, pursuant to the Agreement, Merger Corp., formed for the sole purpose of effecting the merger, will be merged with and into the Company, which will be the surviving corporation. When the merger becomes effective, each outstanding share of the Company's common stock held by a shareholder holding less than 2,000 shares of the Company's common stock (excluding shares held by Company shareholders who have perfected their dissenters' rights of appraisal) will be converted into the right to receive cash in the amount of $45.00. All other shares not so converted will continue to be outstanding after the merger. The outstanding options to acquire the Company's common stock will continue to be outstanding after the merger.

Morgan Keegan & Company, Inc. ("Morgan Keegan"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. We have been retained by the Board of Directors of the Company to serve as its financial advisor. Morgan Keegan will receive a fee for serving as financial advisor and for rendering this opinion. In addition, the Company has agreed to indemnify Morgan Keegan for certain potential liabilities arising out of the rendering of this opinion. We have not advised any party in connection with the Transaction other than the Board of Directors of the Company and we make no recommendation to the shareholders of the Company.

In connection with our opinion, we have (1) reviewed the Agreement; (2) held discussions with various members of management and representatives of the Company concerning the Company's

FVNB Corp.
April 19, 2001
Page 2


historical and current operations, financial condition and prospects; (3) reviewed historical consolidated financial and operating data that was publicly available or furnished to us by the Company; (4) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company; (5) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for such other companies' securities; and (6) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purpose of this opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the managements of the Company as to the reasonableness and achievabililty of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of management of the Company and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the management of the Company. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. With your concurrence, in conducting our analysis we applied neither an ownership control premium nor discounts for minority interests, marketability or liquidity and we did not consider any values obtainable through the sale of the Company to a third party. We have assumed that there has been no undisclosed material change in the Company's assets, financial condition, results of operations, business or prospects since March 31, 2001. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of the Company nor have we been furnished with any such evaluation or appraisal. We have also assumed that the Transaction will be consummated on a timely basis in the manner contemplated in the Agreement and have relied with your concurrence on legal counsel to the Company that the Transaction is in compliance with applicable laws and regulations. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof.

Morgan Keegan has not previously provided investment banking services, but has provided fixed income services, to the Company. Morgan Keegan has not previously served as a market maker for the Company's common stock.

It is understood that this opinion is not to be quoted or referred to, in whole or in part (including excerpts or summaries), in any filing, report, document, release or other communication used in connection with the Transaction (except in any proxy statement or similar instrument of the

FVNB Corp.
April 19, 2001
Page 3


Company distributed to the Company's shareholders in connection with the Transaction or unless required to be included, quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without our prior written consent, which consent shall not be unreasonably withheld. Furthermore, our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting to be held in connection with the Transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be paid in the Transaction is fair, from a financial point of view, to the Company's shareholders, including both those shareholders who will receive cash in the Transaction and those shareholders who will remain shareholders after the Transaction.

                                               Yours very truly,


                                               /s/ MORGAN KEEGAN & COMPANY, INC.

                                               MORGAN KEEGAN & COMPANY, INC.

                                     ANNEX D

      Articles 5.11-5.13 of the Texas Business Corporation Act

      Art. 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

      A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

      (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

      (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

      (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

      B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

      (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

      (a) listed on a national securities exchange;

      (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

      (c) held of record by not less than 2,000 holders;

      (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

      (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

      (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

      (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

      (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

      (iii) held of record by not less than 2,000 holders;

      (b) cash in lieu of fractional shares otherwise entitled to be received;
or

      (c) any combination of the securities and cash described in Subdivisions
(a) and (b) of this subsection.

Art. 5.12. Procedure for Dissent by Shareholders as to Said Corporate Actions

      A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

      (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

      (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

      (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

      (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

      B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

      C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

      D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

      E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

      F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

      G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13. Provisions Affecting Remedies of Dissenting Shareholders

      A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

      B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

      C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                     ANNEX E

                                   FVNB Corp.
                             AUDIT COMMITTEE CHARTER
                                  May 16, 2000

                                  Organization

There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

                               Statement of Policy

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

                                Responsibilities

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

      o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

      o Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

      o Review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

      o Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

      o Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

      o Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

      o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

      o Review accounting and financial human resources and succession planning within the company.

      o Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

      o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.


                                       E-2